Exhibit 99.1.1

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment dealer, stockbroker, bank manager, accountant, lawyer or other professional advisor. This Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made or directed to, nor will deposits of Shares be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

August 22, 2007

GEOPROMINING LTD.

OFFER TO PURCHASE

all of the outstanding common shares of

STERLITE GOLD LTD.

at a price of

U.S.$0.3845 in cash per common share

GeoProMining Ltd. (the “Offeror”) hereby offers (the “Offer”) to purchase, at a purchase price of U.S.$0.3845 in cash per common share (the “Offered Consideration”), on and subject to the terms and conditions of the Offer, all of the issued and outstanding common shares (the “Shares”) of Sterlite Gold Ltd. (the “Company” or “Sterlite Gold”).

The Offer is open for acceptance until 12:01 a.m. (Toronto time) on September 27, 2007, unless the Offer is extended or withdrawn (the “Expiry Time”).

The Offer is subject to certain conditions which are described under “Conditions of the Offer” in Section 4 of the Offer including, without limitation, there not existing any prohibition at law against the Offeror making the Offer, or taking up and paying, for any Shares deposited under the Offer if the total number of Shares to which such prohibition at law applies is greater than 16% of the issued and outstanding Shares. Subject to applicable law, the Offeror reserves the right to withdraw the Offer and not take up and pay for Shares deposited under the Offer unless each of the conditions of the Offer is satisfied or waived by the Offeror at or prior to the Expiry Time.

The Offeror has entered into a deposit agreement (the “Deposit Agreement”) with Vedanta Resources plc, Welter Trading Limited and Twin Star International Limited (the “Significant Shareholders”) which sets forth, among other things, the terms and conditions upon which the Offer is to be made. Pursuant to the Deposit Agreement, the Significant Shareholders have agreed to irrevocably accept the Offer and to deposit or cause to be deposited under the Offer all of the Shares which they own or control and thereafter to not withdraw or take any action to withdraw the Shares deposited under the Offer (notwithstanding any statutory rights or other rights under the terms of the Offer or otherwise which the Significant Shareholders might have, other than those under the Deposit Agreement), provided that the Significant Shareholders may do so in the event that the Deposit Agreement is terminated in accordance with its terms. The Significant Shareholders have represented to the Offeror that, collectively, as at August 14, 2007, they were the beneficial owners of an aggregate of 223,417,031 Shares. These Shares represent in the aggregate approximately 84.2% of the issued and outstanding Shares as of that date. See “Agreements Related to the Offer — Deposit Agreement” in Section 4 of the Circular.

The Shares are listed for trading on the Toronto Stock Exchange (the “TSX”) under the stock symbol “SGD”. The closing price of the Shares on August 14, 2007, the last trading day prior to the announcement of the Offeror’s intention to make the Offer, was Cdn.$0.13. The Offered Consideration represents a premium of approximately 211% over the closing price of the Shares on the TSX on August 14, 2007, based on the noon rate of exchange as reported by the Bank of Canada on August 14, 2007.

Holders of Shares (each a “Shareholder” and collectively “Shareholders”) who wish to accept the Offer must properly complete and duly execute the accompanying letter of transmittal (the “Letter of Transmittal”) (printed on yellow paper) or a manually signed facsimile copy thereof and deposit it, together with certificates representing their Shares and all other required documents, with Equity Transfer & Trust Company (the “Depositary”) in accordance with the instructions in the Letter of Transmittal.

Alternatively, Shareholders may: (a) accept the Offer by following the procedures for book-entry transfer of Shares described under “Manner of Acceptance — Acceptance by Book-Entry Transfer” in Section 3 of the Offer; or (b) accept the Offer where the certificates representing the Shares are not immediately available, or if the certificates and all of the required documents cannot be provided to the Depositary prior to the Expiry Time, by following the procedures for guaranteed delivery described under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of the Offer using the accompanying notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) (printed on pink paper) or a manually signed facsimile copy thereof. Shareholders whose Shares are registered in the name of an investment dealer, stockbroker, bank, trust company or other nominee should contact that nominee for assistance if they wish to accept the Offer. Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Shares directly with the Depositary.

Questions and requests for assistance may be directed to the Depositary. Contact details for the Depositary may be found on the last page of this document. Additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary at its address shown on the last page of this document. Additionally, copies of this document and related materials may be found under the profile of Sterlite Gold Ltd. at www.sedar.com and www.sec.gov.

TABLE OF CONTENTS

NOTICE TO SHAREHOLDERS IN THE UNITED STATES		4
FORWARD LOOKING STATEMENTS		4
CURRENCY		4
DEFINITIONS		5
SUMMARY		9
OFFER		13
1.	The Offer	13
2.	Time for Acceptance	13
3.	Manner of Acceptance	13
4.	Conditions of the Offer	18
5.	Extension, Variation or Change in the Offer	19
6.	Take-Up of and Payment for Deposited Shares	20
7.	Right to Withdraw Deposited Shares	21
8.	Return of Deposited Shares	22
9.	Mail Service Interruption	22
10.	Changes in Capitalization; Liens; Dividends and Distributions	22
11.	Notice and Delivery	23
12.	Market Purchases	23
13.	Other Terms of the Offer	23
CIRCULAR		25
1.	The Offeror	25
2.	Sterlite Gold Ltd.	25
3.	Background to the Offer	25
4.	Agreements Related to the Offer	26
5.	Purpose of the Offer	29
6.	Plans for Sterlite Gold	29
7.	Source of Funds	29
8.	Beneficial Ownership of and Trading in Shares of Sterlite Gold	29
9.	Commitments to Acquire Shares of Sterlite Gold	30
10.	Arrangements, Agreements or Understandings	30
11.	Material Changes and Other Information Concerning Sterlite Gold	30
12.	Certain Information Concerning Sterlite Gold and its Shares	30
13.	Price Range and Trading Volume of Shares	31
14.	Effect of the Offer on Market and Listings	31
16.	Acquisition of Shares Not Deposited Under the Offer	32
17.	Certain Canadian Federal Income Tax Considerations	34
18.	Other Matters Relating to the Offer	39
19.	Offerees’ Statutory Rights	40
20.	Directors’ Approval	40
CONSENT OF COUNSEL		41
APPROVAL AND CERTIFICATE OF GEOPROMINING LTD.		42

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

The Offer is made for the securities of a Canadian issuer and while the Offer is subject to disclosure requirements of Canada, Shareholders should be aware that these requirements are different from those of the United States. Financial information included herein, if any, has been prepared in accordance with Canadian generally accepted accounting principles and thus may not be comparable to financial information reported by United States companies.

The enforcement by Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Offeror is incorporated under the laws of the British Virgin Islands and Sterlite Gold is incorporated under the laws of the Yukon Territory, Canada and that some or all of their officers and directors are residents of jurisdictions other than Canada and the United States and that all or a substantial portion of the assets of the Offeror and Sterlite Gold and of the above mentioned persons may be located outside of the United States.

Shareholders should be aware that the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of Shares during the period of the Offer, as permitted by applicable Canadian laws or provincial laws or regulations.

This document does not address any United States federal or state income tax consequences of the Offer to Shareholders in the United States.  Shareholders in the United States should be aware that the disposition of Shares pursuant to the Offer may have tax consequences both in the United States and in Canada, which may not be described, or fully described, herein. Accordingly, Shareholders in the United States are urged to consult their own tax advisors with respect to their particular circumstances and the tax considerations applicable to them.  See Section 17 in the Circular entitled “Certain Canadian Federal Income Tax Considerations”.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY NOR HAS ANY SECURITIES REGULATORY AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

FORWARD LOOKING STATEMENTS

Certain statements made in the accompanying Circular, Offer and the summary thereof are forward-looking statements that involve risks and uncertainties. Often, but not always, forward looking statements can be identified by the use of words such as “plans”, “expects”, “expected”, “scheduled”, “estimates”, “intends”, “anticipates”, or “believes”, or variations of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. These forward-looking statements reflect the Offeror’s best judgment based on current information, factors and assumptions, and although it bases these statements on circumstances that it believes to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance or actions, and actual performance and actions may vary materially from the actions and expectations discussed in this documentation. Factors that might cause the Offeror’s actual actions to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) uncertainty of mineral reserves and estimates of mineral deposits; (2) requirement for consents, permits and licences; (3) mineral price volatility; (4) mining operational hazards; (5) changes in government regulations affecting environmental compliance; (6) competition; (7) political and economic uncertainties in foreign countries, including Armenia; (8) regulatory requirements; (9) currency fluctuations and foreign exchange rates; and (10) changes to Canadian or other foreign tax rules, regulations, laws or statutes. The Offeror disclaims any intention or obligation to update or revise any forward looking information whether as a result of new information, future events or otherwise, except as required by applicable law.

CURRENCY

Unless otherwise indicated, all dollar references in the Offer and the Circular are to U.S. dollars. On August 21, 2007, the noon rate of exchange as reported by the Bank of Canada was Cdn.$1.00 = U.S.$0.94 (U.S.$1.00 = Cdn.$1.06).

DEFINITIONS

In the accompanying Summary and in the Offer and Circular, unless the context otherwise requires or unless defined elsewhere herein, the following terms have the meanings indicated:

“Acquisition Proposal” means any merger, amalgamation, business combination, take-over bid, tender offer, arrangement, recapitalization, liquidation, dissolution, security exchange, sale of material assets (or any lease, long-term supply agreement or other arrangement having the same effect as a sale of material assets), any sale of a material number of securities of Sterlite Gold or rights or interests therein or thereto, redemption of a material number of shares in the capital of Sterlite Gold or similar transactions involving Sterlite Gold and/or its subsidiaries, or a proposal or offer to do so, excluding the purchase and sale hereunder or any transaction to which the Offeror or any of its affiliates is a party;

“affiliate” has the meaning ascribed thereto in the YBCA;

“AGRC” means Ararat Gold Recovery Company LLC;

“allowable capital loss” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations” in Section 17 of the Circular;

“AMF” means the Autorité des marchés financiers;

“associate” has the meaning ascribed thereto in the YBCA;

“Bid Deposit” has the meaning ascribed thereto under “Agreements Related to the Offer — Deposit Escrow Agreement and Bid Escrow Agreement” in Section 4 of the Circular;

“Bid Escrow Agreement” means the bid escrow agreement among the Offeror, Welter, Twin Star and the Escrow Agent dated August 14, 2007;

“Business Day” means any day, other than a Saturday, Sunday or a statutory holiday on which chartered banks are not open for business in the City of Toronto, Canada or London, England or Yerevan, Armenia or Tbilisi, Georgia;

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as the same may be from time to time amended;

“CDS” means CDS Clearing and Depositary Services Inc.;

“CDSX” means the CDS on-line tendering system pursuant to which book-entry transfers may be effected;

“Circular” means the take-over bid circular accompanying the Offer and forming a part thereof;

“close of business” on any given date means the time on such date (or, if such date is not a business day, on the next following business day) at which the office of the transfer agent for the Shares in the City of Toronto, Canada becomes closed to the public;

“Compulsory Acquisition” has the meaning ascribed thereto under “Acquisition of Shares Not Deposited under the Offer” in Section 16 of the Circular;

“CRA” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations” in Section 17 of the Circular;

“Deposit Agreement” means the deposit agreement among the Offeror and the Significant Shareholders that became effective in accordance with its terms on August 14, 2007;

“Depositary” means Equity Transfer & Trust Company at its offices specified in the Letter of Transmittal;

“Deposit Escrow Agreement” means the bid escrow agreement among the Offeror, Welter, Twin Star and the Escrow Agent dated August 14, 2007;

“Deposited Securities” has the meaning ascribed thereto under “Manner of Acceptance — Dividends and Distributions” in Section 3 of the Offer;

“Distribution” or “Distributions” has the meaning ascribed thereto under “Manner of Acceptance — Power of Attorney” in Section 3 of the Offer;

“Effective Time” has the meaning ascribed thereto under “Manner of Acceptance — Power of Attorney” in Section 3 of the Offer;

“Eligible Institution” means a Canadian Schedule I chartered bank, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers or banks and trust companies in the United States;

“Encumbrances” means pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions, hypothecs, easements, rights-of-way, title defects, options or adverse claims or encumbrances of any kind or character whatsoever;

“Escrow Agent” means Equity Transfer & Trust Company;

“Expiry Date” means September 27, 2007, or such later date or dates as may be fixed by the Offeror from time to time, in compliance with applicable laws as provided under “Extension, Variation or Change in the Offer” in Section 5 of the Offer;

“Expiry Time” means 12:01 a.m. (Toronto time) on the Expiry Date, or such later time and date as may be fixed by the Offeror from time to time as provided under “Extension, Variation or Change in the Offer” in Section 5 of the Offer, unless the Offer is withdrawn by the Offeror;

“Governmental Authority” means (a) any Canadian, non-Canadian, multinational, federal, provincial, territorial, state, municipal, local or other governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, board or authority of any of the foregoing; (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (d) any self-regulatory organization;

“Holdco”, “Holdco Agreement”, “Holdco Alternative”, “Holdco Closing”, “Holdco Election”, “Holdco Election Deadline”, “Holdco Shareholder”, “Holdco Shares” and “Holdco Subsidiary” have the meanings ascribed thereto under “Manner of Acceptance – Procedure for Holdco Alternative” in Section 3 of the Offer;

“includes” or “including” means “includes, without limitation” or “including, without limitation”, respectively;

“law or laws” means, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law relating to or applicable to such Person, property, transaction, event or other matter;

“Letter of Transmittal” means the Letter of Transmittal for Deposits of Shares (printed on yellow paper) in the form accompanying the Offer and Circular, or a facsimile thereof;

“Non-Resident Shareholder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations” in Section 17 of the Circular;

“Notice of Guaranteed Delivery” means the Notice of Guaranteed Delivery for Deposits of Shares (printed on pink  paper) in the form accompanying the Offer and Circular, or a facsimile thereof;

“Offer” means the offer to purchase all of the outstanding Shares made hereby to Shareholders on the terms and conditions set forth herein;

“Offerees” has the meaning ascribed thereto under “Acquisition of Shares Not Deposited Under the Offer” in Section 16 of the Circular;

“Offeror” means GeoProMining Ltd., a corporation incorporated under the laws of the British Virgin Islands;

“Offeror’s Notice” has the meaning ascribed thereto under “Acquisition of Shares Not Deposited Under the Offer” in Section 16 of the Circular;

“Offer Period” means the period commencing on the date of the Offer and ending at the Expiry Time;

“Offered Consideration” means the consideration to be paid by the Offeror for the Shares and, if applicable, the shares of the Holdcos holding such Shares taken up under the Offer (subject to adjustment as provided herein);

“OSC” means the Ontario Securities Commission;

“OSC Rule 61-501” means OSC Rule 61-501 – Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions, as amended;

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, governmental authority or other entity;

“Redeemable Shares” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations” in Section 17 of the Circular;

“Regulation Q-27” means the Autorité des marchés financiers (Quebec) Regulation Q-27 — Respecting Protection of Minority Securityholders in the Course of Certain Transactions, as amended;

“Resident Shareholder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations” in Section 17 of the Circular;

“Securities Laws” means all applicable Canadian provincial and territorial securities laws, all applicable United States federal securities laws and the applicable “blue sky” or securities laws of the states of the United States;

“Shareholders” means the holders of Shares, and “Shareholder” means any one of them;

“Shares” means the outstanding common shares of Sterlite Gold;

“Significant Shareholders” means Vedanta, Welter and Twin Star;

“Signing Deposit” has the meaning ascribed thereto under “Agreements Related to the Offer – Deposit Escrow Agreement and Bid Escrow Agreement” in Section 4 of the Circular;

“Sterlite Gold” or the “Company” means Sterlite Gold Ltd., a corporation existing under the laws of the Yukon Territory;

“Sterlite Gold Board of Directors” means the board of directors of Sterlite Gold;

“Subject Shares” means the 223,417,031 Shares subject to the Deposit Agreement and, if applicable, the shares of Holdcos, directly or indirectly, holding such Shares;

“Subsequent Acquisition Transaction” has the meaning ascribed thereto under “Acquisition of Shares Not Deposited under the Offer” in Section 16 of the Circular;

“subsidiary” means, with respect to any Person, any other Person who directly or indirectly is controlled by such Person.  A Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning;

“Subsidiary” means First Dynasty Mines (USA) LLC, First Dynasty Mines Armenia Limited, AGRC Services Ltd. and AGRC;

“taxable capital gain” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations” in Section 17 of the Circular;

“TSX” means the Toronto Stock Exchange;

“Twin Star” means Twin Star International Limited, a corporation incorporated under the laws of Mauritius, being an indirect wholly-owned subsidiary of Vedanta;

“Twin Star Shares” means all of the issued and outstanding shares in the capital of Twin Star;

“United States” or “U.S.” means the United States of America, its territories and possessions, and any State of the United States;

“U.S. Shareholder” has the meaning ascribed thereto in Section 3 of the Offer, “Manner of Acceptance”;

“Vedanta” means Vedanta Resources plc, a corporation existing under the laws of England and Wales;

“Vedanta Debt” has the meaning ascribed thereto under “Agreements Related to the Offer – Deposit Agreement” in Section 4 of the Circular;

“Welter” means Welter Trading Limited, a corporation incorporated under the laws of Cyprus, and an indirectly wholly-owned subsidiary of Vedanta; and

“YBCA” means the Business Corporations Act (Yukon) and the regulations promulgated thereunder, as the same may be from time to time amended.

SUMMARY

The following is a summary only and is qualified by the detailed provisions contained elsewhere in the Offer and the Circular. Shareholders are urged to read the Offer and the Circular in their entirety. Capitalized terms used in this summary, where not otherwise defined herein, are defined in the Section entitled “Definitions”. The information concerning Sterlite Gold contained herein and in the Offer and Circular has been taken from or is based upon publicly available documents or records of Sterlite Gold on file with Canadian securities regulatory authorities and other public sources at the time of the Offer. Although the Offeror has no knowledge that would indicate that any statements contained herein relating to Sterlite Gold taken from or based upon such documents and records are untrue or incomplete, neither the Offeror nor any of its respective officers or directors assumes any responsibility for the accuracy or completeness of the information relating to Sterlite Gold taken from or based upon such documents and records, or for any failure by Sterlite Gold to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to the Offeror. Unless otherwise indicated, information concerning Sterlite Gold is given as at June 30, 2007.

The Offer

The Offeror is offering, upon the terms and subject to the conditions of the Offer, to purchase all of the outstanding Shares at a price of U.S.$0.3845 per Share payable in cash. See “The Offer” in Section 1 of the Offer.

Based on publicly available information, the Offeror believes that on August 21, 2007, there were 265,290,997 Shares issued and outstanding, and that there were no securities convertible into or exercisable or exchangeable for Shares.

The obligation of the Offeror to take up and pay for Shares pursuant to the Offer is subject to certain conditions. The Offeror reserves the right to withdraw or terminate the Offer and not take up and pay for any Shares validly deposited under the Offer unless all of the conditions described in Section 4 of the Offer, “Conditions of the Offer”, are satisfied or waived by the Offeror at or prior to the Expiry Time. The Offer is conditional upon, among other things, there not existing any prohibition at law against the Offeror making the Offer, or taking up and paying, for any Shares deposited under the Offer if the total number of Shares to which such prohibition at law applies is greater than 16% of the issued and outstanding Shares. See “Conditions of the Offer” in Section 4 of the Offer for all of the conditions of the Offer.

The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror or its agents may, in the Offeror’s sole discretion, take such action as the Offeror may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

The Offeror

The Offeror (formerly Stanton Equities Corporation) was incorporated on March 30, 2001 under the laws of the British Virgin Islands. The Offeror’s registered office and records office is located at P.O. Box 3321, Drake Chambers, Road Town, Tortola, British Virgin Islands.

The Offeror is a private diversified resource holding company with a portfolio of quality exploration and mining projects. The Offeror invests in the mining and basic metals industry worldwide with a specific focus on the Commonwealth of Independent States (CIS) region. The Offeror is also, through its wholly owned subsidiaries, involved in prospecting, exploration, extraction, beneficiation and metallurgical processing of minerals; and in production, marketing and sales of base and precious metals. The Offeror is focused on building a portfolio of producing and near-producing assets by identifying and acquiring deposit rich and efficient, low-cost mines worldwide as well as by seeking to partner with industry majors on new projects.

See “The Offeror” in Section 1 of the Circular.

Sterlite Gold Ltd.

Sterlite Gold is engaged in the business of exploring for, acquiring and developing mineral resource properties, as well as operating gold mines. The primary assets of Sterlite Gold are located in Armenia and include a gold producing plant with tailings dam (with low grade second generation tailings) at Ararat, an open-pit gold mine at Zod and an underground gold mine at Meghrazdor.

Sterlite Gold is a company existing under the laws of the Yukon Territory. Sterlite Gold’s Shares are listed and posted for trading on the TSX under the symbol “SDG”. The registered office of Sterlite Gold is located at 2093 Second Avenue, Whitehorse, Yukon, Y1A 1B5. The principal executive office of Sterlite Gold is located at 44 Hill Street, London, United Kingdom.

Sterlite Gold is a reporting issuer or the equivalent in all provinces and territories of Canada (where such concept exists) and files its continuous disclosure documents with the Canadian securities regulatory authorities and the SEC. Such documents are available under the profile of Sterlite Gold at www.sedar.com and www.sec.gov. See “Sterlite Gold Ltd.” in Section 2 of the Circular.

Deposit Agreement

The Offeror has entered into the Deposit Agreement with the Significant Shareholders.  Pursuant to the Deposit Agreement, the Significant Shareholders agreed to irrevocably accept the Offer and to deposit or cause to be deposited under the Offer (directly or indirectly through the Holdco Alternative) all of the Shares which they own or over which they exercise control and thereafter to not withdraw or take any action to withdraw the Shares deposited under the Offer (notwithstanding any statutory rights or other rights under the terms of the Offer or otherwise which the Significant Shareholders might have, other than those under the Deposit Agreement), provided that the Significant Shareholders may do so in the event that the Deposit Agreement is terminated in accordance with its terms. The Significant Shareholders have represented to the Offeror that, as at August 14, 2007, they were the beneficial owners of an aggregate of 223,417,031 Shares.  These Shares represent in the aggregate approximately 84.2% of the issued and outstanding Shares.  See Section 4 of the Circular, “Agreements Related to the Offer — Deposit Agreement”.

Purpose of the Offer

The purpose of the Offer is to enable the Offeror to acquire all of the outstanding Shares of Sterlite Gold.  If the Offeror takes up and pays for the Shares validly deposited under the Offer, the Offeror currently intends to acquire any Shares not deposited under the Offer by way of a Compulsory Acquisition or by way of a Subsequent Acquisition Transaction, in each case, for consideration per Share at least equal in value to the Offered Consideration.

See “Acquisition of Shares Not Deposited under the Offer” in Section 16 of the Circular.

Time For Acceptance

The Offer is open for acceptance until 12:01 a.m. (Toronto time) on September 27, 2007, or such later time or times and date or dates to which the Offer may be extended in compliance with applicable laws, unless the Offer is withdrawn in accordance with its terms by the Offeror. See “Time for Acceptance” in Section 2 of the Offer.

Manner of Acceptance

The Offer may be accepted by a Shareholder delivering, to the Depositary, at its office in Toronto, Ontario, the certificate(s) representing such Shareholder’s Shares, together with a properly completed and executed Letter of Transmittal (printed on yellow  paper), or a manually signed facsimile copy thereof, and all other required documents at or prior to the Expiry Time. Detailed instructions are contained in the Letter of Transmittal which accompanies the Offer. See “Manner of Acceptance — Letter of Transmittal” in Section 3 of the Offer.

If a Shareholder wishes to deposit Shares pursuant to the Offer and the certificate(s) representing such Shareholder’s Shares is (are) not immediately available, or if the certificate(s) and all other required documents cannot be provided to the Depositary at or prior to the Expiry Time, those Shares may nevertheless be deposited pursuant to the Offer, provided that all of the following conditions are met: (a) such deposit is made by or through an Eligible Institution; (b) a properly completed and duly executed Notice of Guaranteed Delivery (printed on pink paper) in the form accompanying the Offer and the Circular (or a manually signed facsimile copy thereof) is received by the Depositary prior to the Expiry Time at its Toronto, Ontario office listed in the Notice of Guaranteed Delivery; and (c) the certificate(s) representing all deposited Shares, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile copy thereof) relating to the Shares, with signatures guaranteed if so required, are received by the Depositary at its office in Toronto, Ontario listed in the Letter of Transmittal prior to 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Time.

Shareholders whose Shares are registered in the name of a stockbroker, investment dealer, bank, trust company or other nominee should contact that nominee for assistance in depositing their Shares.

Shareholders may also accept the Offer by following the procedures for book-entry transfer established by CDS, provided that a book-entry confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario prior to the Expiry Time.

No fee or commission will be payable by any Shareholder who transmits such Shareholders’ Shares directly to the Depositary. However, a broker or nominee through whom you own Shares may charge a fee to tender Shares on your behalf. You should consult your broker or nominee to determine whether any charges will apply.

See Section 3 of the Offer, “Manner of Acceptance”.

The Holdco Alternative

A Shareholder who holds Shares indirectly through a Holdco may accept the Offer for the Shares by selling to the Offeror all of the Holdco Shares of such Shareholder’s Holdco in exchange for the consideration which such Holdco would have been entitled to receive if such Shares had been deposited to the Offer and acquired directly by the Offeror pursuant to the Offer.  The use of the Holdco Alternative is subject to a number of conditions.  See Section 3 of the Offer, “Manner of Acceptance — Procedure for Holdco Alternative”.

Withdrawal of the Deposited Shares

Shares deposited under the Offer may be withdrawn by or on behalf of the depositing Shareholder at any time: (a) before Shares deposited under the Offer have been taken up by the Offeror under the Offer; (b) if the Shares have not been paid for by the Offeror within three (3) business days after having been taken up; and (c) in certain other circumstances. See “Right to Withdraw Deposited Shares” in Section 7 of the Offer.

Take-Up and Payment for Deposited Shares

If all the conditions referred to under Section 4 of the Offer, “Conditions of the Offer”, have been fulfilled or waived at the Expiry Time, the Offeror will become obligated to take up and pay for Shares validly deposited under the Offer (including those deposited pursuant to the Holdco Alternative) and not properly withdrawn, not later than ten (10) days after the Expiry Date. The Offeror will be obligated to pay for the Shares so taken up as soon as possible, but in any event not later than three (3) business days after taking up such Shares. Any Shares deposited to the Offer after the first date on which Shares have been taken up by the Offeror will be taken up and paid for within ten (10) days of such deposit. See Section 6 of the Offer, “Take-Up of and Payment for Deposited Shares”.

Stock Exchange Listing and Market Prices of Shares

The Shares are listed for trading on the TSX under the stock symbol “SDG”. The closing price of the Shares on August 14, 2007, the last trading day prior to the announcement of the Offeror’s intention to make the offer, was Cdn.$0.13. The Offered Consideration represents a premium of approximately 211% over the closing price of the Shares on the TSX on August 14, 2007, based on the noon rate of exchange as reported by the Bank of Canada on August 14, 2007.

Subsequent Acquisition Transaction

If, within 120 days after the date of the Offer, the Offer is accepted by the holders (direct or indirect) of not less than 90% of the Shares, the Offeror currently intends to acquire the remaining Shares pursuant to a Compulsory Acquisition. If less than 90% of the Shares are acquired by the Offeror pursuant to the Offer, or the compulsory acquisition provisions of the YBCA are otherwise unavailable, the Offeror currently intends, depending upon the number of Shares taken up and paid for under the Offer, to implement other means of acquiring all of the Shares in accordance with applicable law, including by way of an amalgamation, capital reorganization, share consolidation or statutory arrangement, or other transaction that constitutes a Subsequent Acquisition Transaction for the purpose of enabling the Offeror or an affiliate of the Offeror to acquire all of the Shares not acquired under the Offer. If the Significant Shareholders deposit or cause to be deposited under the Offer (directly or indirectly through the Holdco Alternative) all of the Shares which they own or over which they exercise control over and the Offeror takes up and pays for such Shares deposited under the Offeror, the Offeror will own sufficient Shares to effect such Subsequent Acquisition Transaction.  The Offeror does not currently own any Shares. See “Acquisition of Shares Not Deposited under the Offer” in Section 16 of the Circular.

Certain Canadian Federal Income Tax Considerations

In general, a Resident Shareholder who holds Shares as capital property and who sells such Shares to the Offeror under the Offer, will realize a capital gain (or capital loss) equal to the amount by which the cash received, net of any reasonable costs of disposition, exceeds (or is less than) the aggregate adjusted cost base to the Shareholder of such Shares.

A Non-Resident Shareholder generally will not be subject to Canadian income tax on any gain realized on a disposition of Shares to the Offeror under the Offer unless those Shares constitute “taxable Canadian property” within the meaning of the Canadian Tax Act and the gain is not otherwise exempt from tax under the Canadian Tax Act pursuant to the provisions of an applicable income tax treaty or convention.

The foregoing is a brief summary of certain Canadian federal income tax consequences only and is qualified by the more detailed general description of Canadian federal income tax considerations under “Certain Canadian Federal Income Tax Considerations” in Section 17 of the Circular. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Shares pursuant to the Offer or a Compulsory Acquisition or a disposition of Shares pursuant to any Subsequent Acquisition Transaction.

See “Certain Canadian Federal Income Tax Considerations” in Section 17 of the Circular.

Depositary

The Offeror has engaged Equity Transfer & Trust Company to act as the Depositary to receive deposits of certificates representing Shares and accompanying Letters of Transmittal deposited under the Offer at its office in Toronto, Ontario. In addition, the Depositary will receive Notices of Guaranteed Delivery at its office in Toronto, Ontario and the Depositary will also be responsible for giving certain notices, if required, and for making payment for all Shares purchased by the Offeror under the Offer and will be responsible for facilitating book-entry transfers of Shares pursuant to the Offer.

The Depositary will receive reasonable and customary compensation from the Offeror for services in connection with the Offer and will be reimbursed for certain out-of-pocket expenses.

OFFER

The accompanying Circular, which is incorporated into and forms part of the Offer, contains important information that should be read carefully before making a decision with respect to the Offer. Capitalized terms used in this Offer, where not otherwise defined herein, are defined in the Section entitled “Definitions”.

August 22, 2007

TO THE SHAREHOLDERS OF STERLITE GOLD

1.                                      The Offer

The Offeror hereby offers to purchase, on and subject to the following terms and conditions, all of the outstanding Shares at a price of U.S.$0.3845 per Share payable in cash.

The closing price of the Shares on August 14, 2007, the last trading day prior to announcement of the Offeror’s intention to make the offer, was Cdn.$0.13. The Offered Consideration represents a premium of approximately 211% over the closing price of the Shares on the TSX on August 14, 2007, based on the noon rate of exchange as reported by the Bank of Canada on August 14, 2007.

Based on publicly available information, the Offeror believes that on August 21, 2007, there were 265,290,997 Shares issued and outstanding, and that there were no securities convertible into or exercisable or exchangeable for Shares.

The accompanying Circular, Letter of Transmittal and Notice of Guaranteed Delivery, which are incorporated into and form part of the Offer, contain important information that should be read carefully before making a decision with respect to the Offer.

2.                                      Time for Acceptance

The Offer is open for acceptance until 12:01 a.m. (Toronto time) on September 27, 2007 or such later time or times and date or dates to which the Offer may be extended in accordance with applicable law, unless the Offer is withdrawn in accordance with its terms by the Offeror. See “Extension, Variation or Change in the Offer” in Section 5 of the Offer. No Shares will be taken up and paid for pursuant to this Offer prior to the Expiry Time.

3.                                      Manner of Acceptance

Letter of Transmittal

This Offer may be accepted by delivering to the Depositary at its offices in Toronto, Ontario, so as to be received prior to the Expiry Time:

(a)                                 the certificate or certificates representing the Shares in respect of which this Offer is being accepted;

(b)                                a Letter of Transmittal in the accompanying form (or a manually signed facsimile copy thereof), properly completed and executed as required by the instructions set out in the Letter of Transmittal; and

(c)                                 any other documents specified in the instructions set out in the Letter of Transmittal.

Shareholders may also accept this Offer by following the procedures for a book-entry transfer established by CDS. Participants in CDS should contact the Depositary with respect to the deposit of their Shares under this Offer. CDS will be issuing instructions to their participants as to the method of depositing such Shares under the terms of this Offer.

Shareholders will not be required to pay any fee or commission if they accept this Offer by depositing their Shares directly with the Depositary. However, a broker or other nominee through whom a Shareholder owns Shares may charge a fee to tender Shares on behalf of the Shareholder. Shareholders should consult their brokers or nominees to determine whether any charges will apply.

This Offer will be deemed to be accepted only if the Depositary has actually received these documents at or prior to the Expiry Time. Except as otherwise provided in the instructions and rules set out in the Letter of Transmittal, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a Letter of Transmittal is executed by a person other than the registered holder of the certificate(s) deposited therewith, or if the cash payable is to be delivered to a person other than the registered owner, the certificate(s) must be endorsed, or be accompanied by an appropriate share transfer power of attorney, in either case, duly and properly completed by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.

Shareholders who cannot comply on a timely basis with these procedures for deposit of the requisite certificates for Shares at or prior to the Expiry Time may deposit certificates representing Shares pursuant to the procedures set forth below under the heading “Procedure for Guaranteed Delivery”.

Procedure for Guaranteed Delivery

If a Shareholder wishes to deposit Shares under this Offer and (a) the certificate(s) representing the Shares is (are) not immediately available or (b) the certificate(s) and all other required documents cannot be delivered to the Depositary prior to the Expiry Time, those Shares may nevertheless be deposited under this Offer, provided that all of the following conditions are met:

(a)                                 such deposit is made by or through an Eligible Institution;

(b)                                a properly completed and duly executed Notice of Guaranteed Delivery (printed on pink paper) in the form accompanying this Offer (or a manually signed facsimile copy thereof), together with a guarantee to deliver by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary prior to the Expiry Time at its office in Toronto, Ontario; and

(c)                                 the certificate(s) representing the deposited Shares, in proper form for transfer, together with a Letter of Transmittal (or a manually signed facsimile copy thereof), properly completed and executed, and all other documents required by the Letter of Transmittal, are received by the Depositary prior to 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Time. To constitute delivery for the purpose of satisfying a guaranteed delivery, the Letter of Transmittal and accompanying share certificate(s) must be delivered to the Depositary at its office in Toronto, Ontario.

The Notice of Guaranteed Delivery may be delivered by hand or courier or transmitted by facsimile transmission or mail to the Depositary at its office in Toronto, Ontario and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.  Delivery of the Notice of Guaranteed Delivery and the Letter of Transmittal and accompanying certificates and other required documents to any office other than the Toronto, Ontario office of the Depositary does not constitute delivery for purposes of satisfying the guaranteed delivery.

Method of Delivery

The method of delivery of the certificate(s) representing Shares, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the option and risk of the person depositing those documents. The Offeror recommends that those documents be delivered by hand to the Depositary and that a receipt be obtained or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained. It is suggested that any such mailing be made sufficiently in advance of the Expiry Time to permit delivery to the Depositary prior to the Expiry Time. Delivery will only be effective upon actual receipt by the Depositary.

Shareholders whose Shares are registered in the name of a stockbroker, investment dealer, bank, trust company or other nominee should contact that nominee for assistance in depositing their Shares.

Acceptance by Book-Entry Transfer

Shareholders may accept this Offer by following the procedures for a book-entry transfer established by CDS, provided that a book-entry confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario prior to the Expiry Time. The Depositary has established an account at CDS for the purpose of this Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Shareholders’ Shares held by the participant into the Depositary’s account in accordance with CDS procedures for such transfer. Delivery of Shares to the Depositary by means of a book-entry transfer will constitute a valid tender under this Offer.

Shareholders, through their respective CDS participants, who utilize CDSX to accept this Offer through a book-entry transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such Shares received by the Depositary are considered a valid tender in accordance with the terms of this Offer.

Shareholders who wish to accept the Offer by Book-Entry Transfer should contact the Depositary for assistance. Contact details for the Depositary may be found on the last page of this document.

General

In all cases, payment for the Shares deposited and taken up by the Offeror pursuant to the Offer will be made only after timely receipt by the Depositary of certificates representing the Shares (or a confirmation of a book-entry transfer of the Shares), a Letter of Transmittal (or a manually signed facsimile copy thereof) properly completed and signed covering the Shares with the signatures guaranteed in accordance with the instructions set out therein (or, in the case of Shares deposited by book-entry transfer, the making of the book-entry transfer into the Depositary’s account with CDS), and any other required documents.

All questions as to the validity, form, eligibility (including timely receipt) and acceptance and withdrawal of Shares deposited pursuant to the Offer will be determined by the Offeror in its sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the laws of any jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in the deposit of any Shares. There shall be no duty or obligation of the Offeror, the Depositary or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror’s interpretation of the terms and conditions of the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be final and binding.

The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set out in this Section 3.

Dividends and Distributions

Subject to the terms and conditions of the Offer, by accepting the Offer pursuant to the procedures set forth above, a Shareholder deposits, sells, assigns and transfers to the Offeror, effective from and after the Effective Time, all right, title and interest in and to the Shares covered by the Letter of Transmittal delivered to the Depositary (the “Deposited Securities”) and in and to all rights and benefits arising from such Deposited Securities including, without limitation, any and all dividends, distributions, payments, securities, property or other interests which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Securities or any of them on and after the date of the Offer, other than any cash dividend, distribution or payment in respect of which a reduction in the Offered Consideration is made pursuant to Section 10 of the Offer, “Changes in Capitalization; Liens; Dividends and Distributions”, but including any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, “Distributions”).

Power of Attorney

The execution of a Letter of Transmittal (or, in the case of Shares deposited by book-entry transfer, the making of the book-entry transfer into the Depositary’s account with CDS) irrevocably approves, constitutes and appoints the Offeror and any other person designated by the Offeror in writing as the true and lawful agent, attorney, attorney-in-fact and proxy of the Shareholder delivering the Letter of Transmittal (or, in the case of a Shareholder depositing Shares by book-entry transfer into the Depositary’s account with CDS who is deemed to have completed and submitted a Letter of Transmittal, such Shareholder) with respect to (i) the Deposited Securities; and (ii) any and all Distributions which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Securities on or after the date of the Offer (other than any cash dividend, distribution or payment in respect of which a reduction in the Offered Consideration is made pursuant to the provisions of “Changes in Capitalization; Liens; Dividends and Distributions” in Section 10 of the Offer), effective from and after the time that the Offeror takes up and pays for the Deposited

Securities (the “Effective Time”), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), in the name of and on behalf of such Shareholder:

(a)         to register or record the transfer and/or cancellation of such Deposited Securities and Distributions consisting of securities on the appropriate register maintained by Sterlite Gold or its transfer agent;

(b)        for so long as any Deposited Securities are registered or recorded in the name of such Shareholder, to exercise any and all rights of such Shareholder including, without limitation, to vote any or all Deposited Securities, to execute and deliver any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to the Offeror in respect of any or all Deposited Securities and Distributions, to revoke any such instrument, authorization or consent given prior to or after the Effective Time, to designate in such instrument, authorization or consent and/or designate in any such instruments of proxy any person or persons as the proxy of such Shareholder in respect of the Deposited Securities and Distributions for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise, or any adjournment thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of securities of Sterlite Gold or any other issuer, as applicable other than the right to vote any or all Deposited Securities relating to the appointment of auditors and the election of directors at a meeting of Shareholders;

(c)         to execute, endorse and negotiate, for and in the name of and on behalf of such Shareholder, any and all cheques or other instruments representing Distributions that may be payable to or to the order of, or endorsed in favour of, such Shareholder and/or designate in any such instruments of proxy any person(s) as the proxy or the proxy nominee(s) of the Shareholder in respect of such Distributions for all purposes; and

(d)        to exercise any other rights of a holder of Deposited Securities and Distributions with respect to such Deposited Securities and Distributions.

A Shareholder accepting the Offer (including a Shareholder that accepts the Offer by making a book-entry transfer into the Depositary’s account with CDS who is deemed to have completed and submitted a Letter of Transmittal) agrees not to vote any of the Deposited Securities and/or Distributions at any meeting (whether annual, special or otherwise, or any adjournments thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of securities of Sterlite Gold or any other issuer, as applicable other than the right to vote any or all Deposited Securities relating to the appointment of auditors and the election of directors at a meeting of Shareholders, and not to exercise any of the other rights or privileges attached to the Deposited Securities and/or Distributions, and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents in respect of the Deposited Securities and/or Distributions, and to appoint in any such instruments of proxy, authorizations or consents, the person or persons specified by the Offeror as the proxy of the holder of the Deposited Securities and/or Distributions. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney in fact) or consents given by the holder of such Deposited Securities and/or Distributions with respect thereto will be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto. Notwithstanding the foregoing, nothing in this paragraph prevents the undersigned from exercising its right to vote any or all Deposited Securities relating to the appointment of auditors and the election of directors at a meeting of Sterlite Gold.

Further Assurances

A Shareholder accepting the Offer (including a Shareholder that accepts the Offer by making a book-entry transfer into the Depositary’s account with CDS who is deemed to have completed and submitted a Letter of Transmittal) covenants under the terms of the Letter of Transmittal to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Deposited Securities and any Distributions to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred is, to the maximum extent permitted by law, irrevocable and may be exercised during any subsequent legal incapacity of such holder and shall, to the maximum extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such holder.

Backup Withholding

Under the “backup withholding” provisions of U.S. federal income tax law, the Depositary may be required to withhold from the amount of any payments made pursuant to this Offer. In order to prevent backup withholding with respect to payments to certain Shareholders of the Offered Consideration for Shares purchased pursuant to this Offer, each Shareholder (other than a corporation)

that is a United States person for U.S. federal income tax purposes (a “U.S. Shareholder”) must provide the Depositary with such U.S. Shareholder’s correct taxpayer identification number (“TIN”) and certify that it is not subject to backup withholding by completing the Form W-9 in the Letter of Transmittal. If a U.S. Shareholder does not provide its correct TIN or fails to provide the certification described above, the Internal Revenue Service may impose a penalty on such U.S. Shareholder and payment of cash to such U.S. Shareholder pursuant to this Offer may be subject to backup withholding. Shareholders that are not U.S. Shareholders and certain other Shareholders (including, among others, corporations) are not subject to backup withholding. All U.S. Shareholders depositing Shares pursuant to this Offer should complete and sign the Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. See Instruction 9 of the Letter of Transmittal. Backup withholding is not an additional tax. The amount of any backup withholding will be refunded (or allowed as a credit against the U.S. federal income tax liability of the Shareholder) provided that the required information is furnished to the Internal Revenue Service.

Depositing Shareholders’ Representations and Warranties

The deposit of Shares pursuant to the procedures herein will constitute a binding agreement between the depositing Shareholder and the Offeror upon the terms and subject to the conditions of the Offer, including the depositing Shareholder’s representation and warranty that: (i) such Shareholder has full power and authority to deposit, sell, assign and transfer the Shares being deposited (and any Distributions); (ii) the Deposited Securities (and any Distributions) have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any such Deposited Securities (or Distributions) to any other person, (iii) the deposit of such Shares (and any Distributions) complies with applicable laws; and (iv) when such Shares are taken up and paid for by the Offeror, the Offeror will acquire good title thereto (and to any Distributions) free and clear of all liens, restrictions, charges, encumbrances, claims, equities, and rights of others.

Procedure for Holdco Alternative

Any Person who is, or will be as of the day immediately prior to the Expiry Date, the sole registered and beneficial owner, free and clear of all Encumbrances, of all of the shares of a corporation (“Holdco”) (the Person being hereinafter referred to as a “Holdco Shareholder”), (and any direct, or indirect, shareholder of the Holdco Shareholder, if required by the Offeror), may elect in respect of all Shares owned, or that will be owned as of the day immediately prior to the Expiry Date, by such Holdco or, if applicable, Holdco Subsidiary (as defined below) (the “Holdco Election”), by notice in writing provided to the Offeror (or the Depositary) at least fifteen (15) Business Days prior to the Expiry Date (the “Holdco Election Deadline”), to have all the issued and outstanding shares of the Holdco (“Holdco Shares”) transferred to the Offeror in exchange for the consideration which such Holdco would have been entitled to receive if the Shares owned by such Holdco or, if applicable, Holdco Subsidiary, had been deposited to the Offer and acquired directly by the Offeror pursuant to the Offer (the “Holdco Alternative”) provided the following conditions are satisfied, including, without limitation: (a) as of the day immediately prior to the Expiry Date, Holdco is a corporation with only a single class of shares of its capital stock that are issued and outstanding; (b) as of the day immediately prior to the Expiry Date and at the time at which the Offeror takes up and pays for the Holdco Shares (the “Holdco Closing”), Holdco has no paid employees, has no obligations, liabilities (whether actual or contingent) or indebtedness to any Person save and except to the Offeror under the terms of the Holdco Agreement, and does not own any property other than (i) Shares, (ii) cash, (iii) accounts receivable in respect of tax refunds, (iv) such other immaterial property acceptable to the Offeror, and (v) if applicable, shares of a single class of shares that comprise all of the issued and outstanding shares of another corporation (the “Holdco Subsidiary”) provided that the Holdco Subsidiary itself satisfies all of the criteria that the Holdco itself is required to satisfy as specified in this Section entitled “Procedure for Holdco Alternative”, except that the only shares that a Holdco Subsidiary may own as of the day immediately prior to the Expiry Date and at the Holdco Closing are Shares; and (c) if Holdco is resident in Canada for the purposes of the Canadian Tax Act, then at all times, Holdco was a single purpose corporation that has not engaged in any activity other than the holding of Shares or, if applicable, shares of a Holdco Subsidiary which are “capital property” to the Holdco for the purposes of the Canadian Tax Act, or any of the property referred to under b(ii), (iii) or (iv) herein or money market instruments.

The Holdco Alternative will only be available to a Holdco Shareholder if, including, without limitation: (a) the Holdco Alternative is completed in accordance with applicable laws (including Securities Laws) on or prior to the Expiry Date so long as the Offeror, acting reasonably, agrees to such timing; (b) the entering into or implementation of the Holdco Alternative will not result in any delay in completing any other transaction contemplated by the Offer; (c) the Holdco Shareholder, or any of its direct or indirect shareholders, pays, upon execution of the Holdco Agreement, all of the reasonable fees and expenses incurred by the Offeror and Sterlite Gold in connection with the Holdco Alternative; (d) the Holdco Shareholder causes all income tax or other tax returns of the Holdco, in respect of any periods ending prior to the time at which the Offeror takes up and pays for the Holdco Shares (including, if applicable, in respect of the taxation year end of the Holdco ending immediately prior to the acquisition of the Holdco Shares by the Offeror) to be prepared, at the Holdco Shareholder’s cost, by a public accounting firm acceptable to the Offeror, acting reasonably, and the Holdco Shareholder must provide copies of such income tax or other tax returns of the Holdco to the Offeror for filing by the Offeror, if not previously filed; (e) access to the books and records of Holdco and any Holdco Subsidiary and any company that is, or will be, as of the day immediately prior to the Expiry Date a predecessor company of Holdco or, if applicable, Holdco Subsidiary, as applicable, is provided on or before the Holdco Election Deadline and the Offeror and its counsel complete their due diligence regarding the business and affairs of Holdco and, if applicable, Holdco Subsidiary and any predecessors thereto as described above to their satisfaction, acting reasonably; (f) the Holdco Shareholder provides the Offeror with a certified copy of the constating documents of the Holdco and, if applicable, Holdco Subsidiary, and any company that is, or will be, as of the day immediately prior to the Expiry Date a predecessor company thereto; and (g) the Holdco Shareholder agrees that the rights and obligations of the Offeror under the Holdco Agreement will terminate if the conditions to the Offer that are for the benefit of the Offeror are not satisfied or waived prior to the Effective Time.

A Holdco Shareholder and any direct, or indirect, shareholder of the Holdco Shareholder, if required by the Offeror, that has made the Holdco Election will be required to enter into a share purchase agreement (the “Holdco Agreement”) with the Offeror in form and substance satisfactory to the Offeror, acting reasonably, providing for the acquisition by the Offeror of all issued and outstanding Holdco Shares and containing representations and warranties, terms, conditions and indemnities satisfactory to the Offeror, and also containing the requirement for the Holdco Shareholder to arrange for the provision of a legal opinion satisfactory to the Offeror, acting reasonably, as to the valid existence, organization and corporate authority of the Holdco and the due authorization of all matters and enforceability and non-violation of all agreements, subject to usual opinion qualifications, in connection with the purchase and sale of such Holdco Shares. Failure of a Holdco Shareholder or any direct, or indirect, shareholder of the Holdco Shareholder, if required by the Offeror, to properly make a Holdco Election on or prior to the Holdco Election Deadline or failure of a Holdco Shareholder or any direct, or indirect, shareholder of the Holdco Shareholder, if required by the Offeror, to properly enter into a Holdco Agreement will disentitle such Holdco Shareholder and any direct, or indirect, shareholder of the Holdco Shareholder to make the Holdco Election.

A transfer of the Holdco Shares to the Offeror in accordance with the foregoing procedures will be deemed to constitute an acceptance by the Holdco Shareholder of the Offer, and the Shares held, directly or indirectly, by the Holdco, in respect of which a Holdco Agreement has been entered into will be deemed to have been validly tendered to the Offer for all purposes of the Offer. For purposes of this Offer and the Circular, unless the context otherwise requires, all references to the deposit or withdrawal of Shares pursuant to the Offer and all references to the Offeror taking up and paying for any Shares pursuant to the Offer shall be deemed to include, respectively, the deposit or withdrawal of, and the Offeror’s taking up and paying for, Holdco Shares pursuant to a Holdco Agreement.

Any Person who wishes to use the Holdco Alternative may request the form of Holdco Election, as well as the form of Holdco Agreement to be entered into with the Offeror from the Depositary.

Acceptance of the Offer through the Holdco Alternative may have income tax consequences to a particular holder of Shares that are not described herein. Shareholders wishing to avail themselves of the Holdco Alternative should consult their own legal and tax advisors with respect to the legal and tax implications of the Holdco Alternative.

4.                                      Conditions of the Offer

Notwithstanding any other provision of the Offer and subject to applicable law, the Offeror will have the right to withdraw the Offer and not take up, purchase or pay for, and shall have the right to extend the period of time during which the Offer is open and postpone taking up and paying for, any Shares (or Holdco Shares) deposited under the Offer, unless all of the following conditions are satisfied or waived by the Offeror in its sole discretion at or prior to the Expiry Time:

(a)         there shall not exist any prohibition at law against the Offeror making the Offer, or taking up and paying, for any Shares (or Holdco Shares) deposited under the Offer if the total number of Shares (or Shares held by a Holdco, the Holdco Shares of which have been deposited under the Offer) to which such prohibition at law applies is greater than 16% of the issued and outstanding Shares;

(b)        the Twin Star Shares (or all of the Shares held by Twin Star) shall have been deposited under the Offer and not withdrawn prior to the Effective Time in accordance with the Deposit Agreement; and

(c)         the Deposit Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions are for the exclusive benefit of the Offeror and may be waived by the Offeror in whole or in part at any time and from time to time in its sole discretion, both before or after the Expiry Date, without prejudice to any other rights that the Offeror may have. Each of the foregoing conditions is independent of and in addition to each other. The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed to be an ongoing right that may be asserted at any time and from time to time.

Any waiver of a condition or the termination or withdrawal of the Offer shall be effective upon written notice (or other communication confirmed in writing) being given by the Offeror to that effect to the Depositary at its principal office in Toronto, Ontario. The Offeror, forthwith after giving any such notice, will make a public announcement of such waiver or withdrawal and, to the extent required by applicable law, cause the Depositary as soon as is practicable thereafter to notify the Shareholders in the manner set forth under “Notice and Delivery” in Section 11 of this Offer. If the Offer is withdrawn, the Offeror shall not be obligated to take up, accept for payment or pay for any Shares deposited under the Offer, and the Depositary will promptly return all certificates for deposited Shares and Letters of Transmittal, Notices of Guaranteed Delivery and related documents in its possession to the parties by whom they were deposited.

5.                                      Extension, Variation or Change in the Offer

The Offer is open for acceptance until the Expiry Time, unless the Offer is withdrawn or the Offer Period is extended.

Subject as hereinafter described, the Offeror may, in its sole discretion, at any time and from time to time, extend the Expiry Time or vary the Offer, in accordance with applicable laws, by giving written notice (or other communication subsequently confirmed in writing) of such extension or variation to the Depositary at its principal office in Toronto, Ontario. Upon the giving of such notice or other communication extending the Expiry Time, the Expiry Time shall be, and be deemed to be, so extended. The Offeror, as soon as practicable thereafter, will cause the Depositary to provide a copy of the notice, in the manner set forth under “Notice and Delivery” in Section 11 of the Offer, to all registered holders of Shares whose Shares have not been taken up at the date of the extension or variation. The Offeror shall, as soon as practicable after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation to the extent and in the manner required by applicable law. Any notice of extension or variation will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario.

An extension of the Expiry Time will not, in and of itself, constitute a waiver by the Offeror of any of its rights under “Conditions of the Offer” in Section 4 of this Offer.

Under the Deposit Agreement, it has been agreed that the Offeror will not, without the prior written consent of Welter, (a) decrease the Offered Consideration, (b) change the form of consideration payable under the Offer (other than to add additional consideration), (c) decrease the number of Shares in respect of which the Offer is made, or (d) impose additional conditions to the Offer or otherwise vary the Offer (or any terms or conditions thereof) in either case, in a manner which is adverse to the Shareholders (it having been acknowledged and agreed under the Deposit Agreement that the waiver of any term and/or any extension of the Expiry Time shall not be considered to be adverse to the Shareholders).

Where the terms of the Offer are varied (except a variation consisting solely of the waiver of a condition), the Offer Period will not expire before ten (10) days after the notice of change or variation has been given to Shareholders, unless otherwise permitted by applicable law and subject to abridgement or elimination of the Offer Period pursuant to such orders as may be granted by any Governmental Authorities.

If, before the Expiry Time, or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer or the Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or an affiliate of the Offeror), the Offeror will give written notice of such change to the Depositary at its principal office in Toronto, Ontario and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth under “Notice and Delivery” in Section 11 of the Offer, to all Shareholders whose Shares have not been taken up under the Offer at the date of the occurrence of the change, if required by applicable law. As soon as possible after giving notice of a change in information to the Depositary, the Offeror will make a public announcement of the change in information. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario.

Notwithstanding the foregoing but subject to applicable law, the Offer may not be extended by the Offeror if all of the terms and conditions of the Offer (other than those waived by the Offeror) have been fulfilled or complied with, unless the Offeror first takes up all Shares then deposited under the Offer and not withdrawn.

During any such extension, or in the event of any variation or change in information, all Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Offeror in accordance with the terms hereof, subject to the provisions set out under “Right to Withdraw Deposited Shares” in Section 7 of the Offer. An extension of the Expiry Time, a variation of the Offer or a change in information contained in the Offer or the Circular does not unless otherwise expressly stated constitute a waiver by the Offeror of any of its rights set out under “Conditions of the Offer” in Section 4 of the Offer.

If the Offered Consideration is increased, the increased consideration will be paid to all depositing Shareholders whose Shares are taken up under the Offer, whether or not such Shares were taken up before the increase.

6.                                      Take-Up of and Payment for Deposited Shares

If all the conditions referred to under Section 4 of the Offer, “Conditions of the Offer”, have been fulfilled or waived at the Expiry Time, the Offeror will become obligated to take up and pay for Shares validly deposited under the Offer (including those deposited pursuant to the Holdco Alternative) and not properly withdrawn, not later than ten (10) days after the Expiry Date. The Offeror will be obligated to pay for the Shares so taken up as soon as possible, but in any event not more than three (3) business days after taking up such Shares. Any Shares deposited to the Offer after the first date on which Shares have been taken up by the Offeror will be taken up and paid for within ten (10) days of such deposit.

Subject to applicable law, the Offeror reserves the right, in its sole discretion, to delay taking up or paying for any Shares or to terminate or withdraw the Offer and not take up or pay for any Shares if any condition specified under “Conditions of the Offer” in Section 4 of the Offer is not satisfied or waived by the Offeror. The Offeror will not, however, take up and pay for any Shares deposited under the Offer unless it simultaneously takes up and pays for all Shares then validly deposited under the Offer.

For the purposes of the Offer, the Offeror will be deemed to have taken up and accepted for payment Shares validly deposited under the Offer and not withdrawn if, as and when the Offeror gives written notice to the Depositary, at its principal office in Toronto, Ontario, to that effect and as required by applicable law.

The Offeror will pay for Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Shareholders. The Depositary will act as the agent of persons who have deposited Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting such payment to such persons. Receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Shares. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary on the purchase price of the Shares purchased by the Offeror, regardless of any delay in making such payment.

All payments will be made in U.S. dollars.

Settlement with each Shareholder who has validly deposited and not withdrawn Shares under the Offer will be effected by the Depositary by forwarding a cheque (except for payments in excess of CDN $25 Million, which will be made by wire transfer), payable in U.S. funds, representing the cash payment for such Shares to which such Shareholder is entitled. Unless otherwise directed in the Letter of Transmittal, any such cheque will be issued in the name of the registered holder of Shares so deposited. Unless the person who deposits Shares instructs the Depositary to hold such cheque for pick-up by checking the appropriate box in the Letter of Transmittal, such cheque will be forwarded by ordinary uninsured (first class) mail to such person at the address specified in the Letter of Transmittal. If no address is specified therein, such cheque will be forwarded to the address of the holder as shown on the share register maintained by Sterlite Gold or Sterlite Gold’s transfer agent. Cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing.

Depositing Shareholders will not be obliged to pay brokerage fees or commissions if they accept the Offer by depositing their Shares directly with the Depositary. However, a broker or other nominee through whom a Shareholder owns Shares may charge a fee to tender Shares on behalf of the Shareholder. Shareholders should consult their brokers or nominees to determine whether any charges will apply.

7.                                      Right to Withdraw Deposited Shares

Except as otherwise provided in this Section 7, all deposits of Shares pursuant to the Offer are irrevocable. Unless otherwise required or permitted by applicable law, any Shares deposited in acceptance of the Offer may be withdrawn at the place of deposit by or on behalf of the depositing Shareholder:

(a)         at any time when the Shares have not been taken up by the Offeror;

(b)        if the Shares have not been paid for by the Offeror within three (3) business days after having been taken up; or

(c)         at any time prior to the expiration of ten (10) days from the date upon which either:

(i)          a notice of change relating to a change which has occurred in the information contained in the Offer or the Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or an affiliate of the Offeror), in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

(ii)       a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Shares where the Expiry Time is not extended for more than ten (10) days or a variation consisting solely of a waiver of a condition of the Offer), is mailed, delivered or otherwise properly communicated (subject to abridgement of that period pursuant to such order or orders as may be granted by applicable courts or securities regulatory authorities) and only if such deposited Shares have not been taken up by the Offeror at the date of the notice.

Withdrawals of Shares deposited pursuant to the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder and must be actually received by the Depositary at the place of deposit within the time limits indicated above. Notices of withdrawal: (i) must be made by a method, including a manually-signed facsimile transmission, that provides the Depositary with a written or printed copy; (ii) must be signed by or on behalf of the person who signed the Letter of Transmittal accompanying (or Notice of Guaranteed Delivery in respect of) the Shares which are to be withdrawn; (iii) must specify such person’s name, the number of Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the applicable Shares to be withdrawn; and (iv) must be actually received by the Depositary at the place of deposit of the applicable Shares (or Notice of Guaranteed Delivery in respect thereof). Any signature in a notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Transmittal (as described in the instructions set out therein), except in the case of Shares deposited for the account of an Eligible Institution. The withdrawal will take effect upon actual physical receipt by the Depositary of the properly completed and signed written notice of withdrawal.

Alternatively, if Shares have been deposited pursuant to the procedures for book-entry transfer, as set forth in Section 3 of this Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, any notice of withdrawal must specify the name and number of the account at CDS to be credited with the withdrawn Shares, be signed by or on behalf of the person who signed (or was deemed to have signed) the Letter of Transmittal accompanying (or the Notice of Guaranteed Delivery in respect of) the Shares that are to be withdrawn and otherwise comply with the procedures of CDS.

If the Offeror is delayed in taking up or paying for Shares or is unable to take up or pay for Shares, then, without prejudice to the Offeror’s other rights, Shares deposited under the Offer may be retained by the Depositary on behalf of the Offeror and such Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section 7.

All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding. There will be no obligation on the Offeror, the Depositary or any other person to give any notice of any defects or irregularities in any withdrawal and no liability will be incurred by any of them for failure to give any such notice.

Any Shares withdrawn will be deemed to be not validly deposited for the purposes of the Offer, but may be redeposited subsequently at or prior to the Expiry Time by following the procedures described under “Manner of Acceptance” in Section 3 of the Offer.

In addition to the foregoing rights of withdrawal, Shareholders in certain provinces of Canada are entitled to statutory rights of rescission in certain circumstances. See “Offerees’ Statutory Rights” in Section 19 of the Circular.

8.                                      Return of Deposited Shares

If any deposited Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are deposited, certificates for unpurchased Shares will be returned to the depositing Shareholder as soon as is practicable following the termination of the Offer by either (a) sending new certificates representing Shares not purchased or by returning the deposited certificates (and other relevant documents) by ordinary uninsured (first class) mail in the name of and to the address specified by the Shareholder in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the Share register maintained by Sterlite Gold or its transfer agent, as soon as practicable after the termination of the Offer; or (b) in the case of Shares deposited by book-entry transfer into the Depositary’s account with CDS pursuant to the procedures set forth in Section 3 of the Offer, “Manner of Acceptance — Procedure for Book-Entry Transfer”, such Shares will be credited to the depositing holder’s account maintained with CDS. Certificates mailed by or on behalf of the Offeror in accordance with this paragraph will be deemed to have been delivered at the time of mailing.

9.                                      Mail Service Interruption

Notwithstanding the provisions of the Offer, the Circular, the Letter of Transmittal or the Notice of Guaranteed Delivery, cheques and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques and any other relevant documents that are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary in Toronto, Ontario until such time as the Offeror has determined that delivery by mail will no longer be delayed. Notwithstanding the provisions set out under “Take-Up of and Payment for Deposited Shares” in Section 6 of the Offer, cheques and any other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered upon being made available for delivery to the depositing Shareholder at the office of the Depositary in Toronto, Ontario. Notice of any determination regarding mail service delay or interruption made by the Offeror will be given in accordance with the provisions set out under “Notice and Delivery” in Section 11 of the Offer.

10.                               Changes in Capitalization; Liens; Dividends and Distributions

If, on or after the date of the Offer, Sterlite Gold should divide, combine, reclassify, consolidate, convert or otherwise change any of the Shares or its capitalization, or disclose that it has taken or intends to take any such action, the Offeror, in its sole discretion and without prejudice to its rights under Section 4 of the Offer entitled “Conditions of the Offer”, may make such adjustments as it considers appropriate to the Offered Consideration and the other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the amounts payable therefor) to reflect that division, combination, reclassification, consolidation, conversion or other change.

Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, charges, encumbrances, claims, equities and rights of others and together with all rights and benefits arising therefrom, including, without limitation, the right to all Distributions.

If, on or after the date hereof, Sterlite Gold should declare, set aside, or pay any dividend or other distribution or declare, make or pay any other distribution or payment on, or declare, allot, reserve or issue, any securities, rights or other interests with respect to any Share that is payable or distributable to Shareholders on a record date that is prior to the date of transfer into the name of the Offeror or its nominee or transferee on the register of Shareholders maintained by Sterlite Gold or its transfer agent of such Share following acceptance thereof for purchase pursuant to the Offer, then (and without prejudice to the Offeror’s rights under Section 4 of the Offer entitled “Conditions of the Offer”): (i) in the case of any such cash dividend, distribution or payment, the amount of the dividends, distributions or payments shall be received and held by the depositing Shareholder for the account of the Offeror until the Offeror pays for such Shares, and to the extent that such dividends, distributions or payments do not exceed the purchase price per Share payable in cash by the Offeror pursuant to the Offer, the purchase price per Share payable by the Offeror pursuant to the Offer in cash will be reduced by the amount of any such dividend, distribution or payment, and (ii) in the case of any such cash dividend, distribution or payment that exceeds the purchase price per Share payable in cash by the Offeror pursuant to the Offer, or in the case of any non-cash dividend, distribution, payment, right or interest, the whole of any such dividend, distribution, payment, right or other interest, will be received and held by the depositing Shareholder for the account of the Offeror and shall be required to be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as the owner of any such dividend, distribution, payment, right or other interest and may withhold the entire purchase price payable by the Offeror pursuant to the Offer or deduct from the purchase price payable by the Offeror pursuant to the Offer the amount or value thereof, as determined by the Offeror in its sole discretion. The declaration or payment of any such dividend or distribution may have tax consequences not discussed under Section 17 of the Circular entitled “Certain Canadian Federal Income Tax Considerations”.

11.                               Notice and Delivery

Without limiting any other lawful means of giving notice, any notice that the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid to the registered holders of Shares at their respective addresses appearing in the share register maintained by Sterlite Gold or its transfer agent and, unless otherwise specified by applicable law, will be deemed to have been received on the first business day following mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail services in Canada following mailing.

If mail service is interrupted following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Subject to applicable law, if post offices in Canada are not open for the deposit of mail, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if it is published once in the National Edition of The Globe and Mail or The National Post or it is given to the CNW Group for dissemination through its facilities.

The Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be mailed to registered holders of Shares by first class mail, postage prepaid or made in such other manner as is permitted by applicable regulatory authorities and will be furnished by the Offeror to brokers, investment advisors, banks and similar persons whose names, or the names of whose nominees, appear in the register maintained by or on behalf of Sterlite Gold in respect of the Shares or, if security position listings are available, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to the beneficial owners of Shares where such listings are received.

Wherever this Offer calls for documents to be delivered to the Depositary, those documents will not be considered delivered unless and until they have been physically received at the address of the Depositary in Toronto, Ontario listed in the Letter of Transmittal or the Notice of Guaranteed Delivery, as applicable.

12.                               Market Purchases

The Offeror reserves the right to and may acquire or cause one of its affiliates to acquire Shares by making purchases through the facilities of the TSX, at any time and from time to time prior to the Expiry Time, as permitted by law. In no event will the Offeror make any such purchases of Shares through the facilities of the TSX until the third business day following the date of the Offer. The aggregate number of Shares so purchased by the Offeror through the facilities of the TSX after the date of the Offer and prior to the end of the Offer Period will not exceed 5% of the number of outstanding Shares as of the date of the Offer and the Offeror will issue and file a news release in Canada and the United States forthwith after the close of business of the TSX on each day on which such Shares have been purchased. For these purposes, “the Offeror” includes the Offeror and any person or company acting “jointly or in concert” with the Offeror.

Although the Offeror has no present intention to sell Shares taken up under the Offer, subject to compliance with applicable law, it reserves the right to make or to enter into an arrangement, commitment or understanding at or prior to the Expiry Time to sell any of such Shares after the Expiry Time.

13.                               Other Terms of the Offer

No stockbroker, investment dealer or other person (including the Depositary), has been authorized to give any information or make any representation on behalf of the Offeror or its affiliates other than as contained herein or in the accompanying Circular, and if any such information is given or made it must not be relied upon as having been authorized.  No stockbroker, investment dealer or other person shall be deemed to be the agent of the Offeror or any of its affiliates or the Depositary.

The Offer and the accompanying Circular together constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer.

The Offer and all contracts resulting from the acceptance hereof shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein. Each party to a contract resulting from an acceptance of the Offer unconditionally and irrevocably attorns to the jurisdiction of the courts of the Province of Ontario.

This document does not constitute an offer or a solicitation to any Person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. The Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to shareholders in any such jurisdiction.

In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, this Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the laws of such jurisdiction.

The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer. The Offeror, in its sole discretion, will be entitled to make a final and binding determination of all questions relating to the interpretation of the terms and conditions of the Offer (including the satisfaction of the conditions of the Offer), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawals of Shares.

The Offeror reserves the right to transfer to one or more of its affiliates or related entities the right to purchase all or any portion of the Shares deposited pursuant to the Offer but any such transfer will not relieve the Offeror of its obligations under the Offer and in no way will prejudice the rights of persons depositing Shares to receive payment for Shares validly deposited and accepted for payment pursuant to the Offer.

Dated: August 22, 2007

GEOPROMINING LTD.

(Signed) Jason Hughes
Director

CIRCULAR

This Circular is furnished in connection with the accompanying Offer dated August 22, 2007 by the Offeror to purchase all the issued and outstanding Shares for a price of U.S.$0.3845 per Share payable in cash. Shareholders should refer to the Offer for details of its terms and conditions, including details as to payment and withdrawal rights. The terms and provisions of the Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Defined terms used in this Circular, where not otherwise defined, are defined in the section entitled “Definitions”.

The information concerning Sterlite Gold contained in the Offer and this Circular has been taken from or is based upon publicly available documents or records of Sterlite Gold on file with Canadian securities regulatory authorities and other public sources at the time of the Offer. Although the Offeror has no knowledge that would indicate that any statements contained herein relating to Sterlite Gold taken from or based upon such documents and records are untrue or incomplete, neither the Offeror nor any of its respective officers or directors assumes any responsibility for the accuracy or completeness of the information relating to Sterlite Gold taken from or based upon such documents and records, or for any failure by Sterlite Gold to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to the Offeror. Unless otherwise indicated, information concerning Sterlite Gold is given as at June 30, 2007.

1.             The Offeror

The Offeror (formerly Stanton Equities Corporation) was incorporated on March 30, 2001 under the laws of the British Virgin Islands. The Offeror’s registered office and records office is located at P.O. Box 3321, Drake Chambers, Road Town, Tortola, British Virgin Islands.

The Offeror is a private diversified resource holding company with a portfolio of quality exploration and mining projects. The Offeror invests in the mining and basic metals industry worldwide with a specific focus on the Commonwealth of Independent States (CIS) region. The Offeror is also, through its wholly owned subsidiaries, involved in prospecting, exploration, extraction, beneficiation and metallurgical processing of minerals; and in production, marketing and sales of base and precious metals. The Offeror is focused on building a portfolio of producing and near-producing assets by identifying and acquiring deposit rich and efficient, low-cost mines worldwide as well as by seeking to partner with industry majors on new projects.

2.             Sterlite Gold Ltd.

Sterlite Gold is engaged in the business of exploring for, acquiring and developing mineral resource properties, as well as operating gold mines. The primary assets of Sterlite Gold are located in Armenia and include a gold producing plant with tailings dam (with low grade second generation tailings) at Ararat, an open-pit gold mine at Zod and an underground gold mine at Meghrazdor.

The Shares are listed and posted for trading on the TSX under the symbol “SGD”. The registered office of Sterlite Gold is located at 2093 Second Avenue, Whitehorse, Yukon, Y1A 1B5. The principal executive office of Sterlite Gold is located at 44 Hill Street, London, United Kingdom.

Sterlite Gold is a reporting issuer or the equivalent in all provinces and territories of Canada (where such concept exists) and files its continuous disclosure documents with the Canadian securities regulatory authorities and the SEC. Such documents are available at www.sedar.com and www.sec.gov.

The authorized share capital of Sterlite Gold consists of (i) an unlimited number of Shares; and (ii) an unlimited number of preferred shares, issuable from time to time in series with the designation, rights, privileges, restrictions and conditions as determined by the Sterlite Gold Board of Directors. Holders of Shares are entitled to one vote per Share at all meetings of the Shareholders and are entitled, subject to the rights of the preferred shareholders, to receive any dividend declared by the Sterlite Gold Board of Directors and are entitled to share rateably in any distribution of assets of Sterlite Gold upon liquidation, dissolution or winding-up. As at August 21, 2007, the Offeror believes that there were 265,290,997 Shares issued and outstanding and no preferred shares issued and outstanding.

3.             Background to the Offer

On April 19, 2007, JSC Madneuli, a wholly-owned subsidiary of the Offeror, entered into a confidentiality agreement (the “Confidentiality Agreement”) with Vedanta and its affiliates in order to receive certain information about Sterlite Gold and the operations of AGRC. The Offeror has been advised by Vedanta that this was part of a private auction process, initiated by Vedanta with the assistance of its financial advisor, Ernst & Young LLP, that involved other prospective acquirors.

Following the execution of the Confidentiality Agreement, management of AGRC made a presentation to the representatives of JSC Madneuli and the Offeror that covered the reserves and resources in respect of the AGRC licenses in Armenia as well as the history and the ongoing operations of AGRC.  In addition to the management presentation, JSC Madneuli and the Offeror were provided with an information memorandum and certain technical documents relating to Sterlite Gold.

From April 19, 2007 until August 14, 2007, JSC Madneuli conducted due diligence investigations on the operations of Sterlite Gold and its subsidiaries. During these investigations, Madneuli engaged Snowden Mining Industry Consultants to prepare a brief evaluation of the resource model of AGRC’s license based on the information and data received from AGRC.

Subsequent to the meeting in April 2007, several representatives of JSC Madneuli met in Yerevan, Armenia with AGRC’s team of geologists and technical experts to review various technical issues related to the resource model of the deposit and the expected capital expenditures required to construct a processing plant.

Between April 2007 and July 2007, the parties considered several potential transaction structures. On July 1, 2007, JSC Madneuli signed a non-binding Memorandum of Understanding (“MOU”) with Sterlite Gold which set forth the principal financial terms of a proposed transaction and an agreement between the parties to negotiate a definitive agreement in good faith.

Following the execution of the MOU, there were a series of meetings held in London, England between the parties to negotiate the terms of a definitive agreement. During this period, the potential transaction structure contemplated that the Offeror would make an offer to acquire all Shares by way of a take-over bid that included a Holdco Alternative.

From mid-July 2007 until mid-August 2007, the parties held extensive discussions and meetings to negotiate and settle the terms of a definitive agreement. On August 14, 2007, the Deposit Agreement, which had been signed by the parties thereto on August 5, 2007, became effective following the close of business in Toronto in accordance with its terms upon the parties entering into the Bid Escrow Agreement and the Deposit Escrow Agreement and depositing into escrow with the Escrow Agent under such agreements the Subject Shares, the Offered Consideration and U.S.$25,000,000 to be used to fund the repayment of up to U.S.$25,000,000 of the Vedanta Debt, as described below in Section 4 of the Circular, “Agreements Related to the Offer — Deposit Escrow Agreement and Bid Escrow Agreement”.  Pursuant to the Deposit Agreement, among other things, the Offeror agreed to make the Offer and Vedanta agreed to tender the Subject Shares to the Offer.

The Deposit Agreement and the transactions contemplated thereby were announced by press release issued prior to the opening of trading on the TSX on August 15, 2007.

4.             Agreements Related to the Offer

Deposit  Agreement

On August 14, 2007, the Deposit Agreement became effective. Pursuant to the Deposit Agreement, the Significant Shareholders agreed to irrevocably accept the Offer and to deposit or cause to be deposited under the Offer all of the Shares (or the Holdco Shares) which they own or control and thereafter to not withdraw or take any action to withdraw the Shares (or the Holdco Shares) deposited under the Offer (notwithstanding any statutory rights or other rights under the terms of the Offer or otherwise which the Significant Shareholders might have, other than those under the Deposit Agreement), provided that the Significant Shareholders may do so in the event that the Deposit Agreement is terminated in accordance with its terms. The Significant Shareholders represented to the Offeror that as at August 14, 2007, they were the beneficial owners of 223,417,031 Shares. These Shares represent approximately 84.2% of the issued and outstanding Shares. The material terms of the Deposit Agreement are summarized below.

Agreement to Tender. Pursuant to the Deposit Agreement, the Shareholders have agreed to deposit all of the Shares beneficially owned by them with the Escrow Agent and have irrevocably agreed to accept the Offer, and to validly deposit or cause to be deposited, the Shares (or alternatively the Holdco Shares provided certain conditions are met) to the Offer immediately prior to the Expiry Time of the Offer and, thereafter, to not withdraw or permit such Shares (or the Holdco Shares) deposited under the Offer to be withdrawn from the Offer.

Holdco Alternative. As contemplated by the terms of the Offer described in the Deposit Agreement and subject to the terms contained therein, the Significant Shareholders will be entitled to engage in a re-organization of the debt and equity of their Holdco holding the Subject Shares prior to the take-up of the Shares by the Offeror under the Offer and to use the Holdco Alternative under the Offer. If the Significant Shareholders so choose the Holdco Alternative, the Significant Shareholders will be required to enter into a Holdco Agreement as described under Section 3 of the Offer “Manner of Acceptance — Procedure for Holdco Alternative”.

Deposit of Offer Consideration. Pursuant to the Deposit Agreement, the Offeror has agreed to deposit funds in the amount of U.S.$127 million with the Escrow Agent to secure the payment of the aggregate offer price payable to all Shareholders as well as to lend to Sterlite Gold the outstanding indebtedness owed by Sterlite Gold and its subsidiaries to Vedanta Resources plc and its affiliates up to a maximum of U.S.$25 million in order for Sterlite Gold to repay such indebtedness (the “Vedanta Debt”). The Vedanta Debt is currently payable on demand.

Take-up and Payment and Withdrawal Rights. The Offeror agreed in the Deposit Agreement to take-up and pay for the Shares validly deposited under the Offer forthwith upon the satisfaction or waiver of all conditions under the Offer and the Significant Shareholders agreed not to withdraw or cause to be withdrawn the Twin Star Shares (and indirectly the Subject Shares) deposited under the Offer, including but not limited to circumstances where an Acquisition Proposal provides for greater value to the Significant Shareholders than the value provided by the Offeror under the Offer, at anytime on or prior to the earlier to occur of the Effective Time and the termination of the Deposit Agreement in accordance with its terms.

Termination. The Deposit Agreement may be terminated in certain circumstances, including: (a) by mutual written agreement of the Significant Shareholders and the Offeror; (b) by the Significant Shareholders if, (i) the Offer has not been made in accordance with the Deposit Agreement by August 22, 2007, (ii) the Offer (or any amendment thereto), does not conform in all material respects with the requirements of the Deposit Agreement, or any amendment thereof that has been mutually agreed to by the parties and such unconformed portions of the Offer have not been conformed by the Offeror on or before the earlier to occur of the third Business Day following receipt from the Offeror of written notice specifying in reasonable detail such unconfirmed portions of the Offer and the expiry of the Offer, (iii) if the Offeror shall not have complied in all material respects with its covenants contained in the Deposit Agreement or in the Offer and such breached covenants have not been cured by the Offeror on or before the earlier to occur of the third business day following receipt from the Offeror of written notice specifying in reasonable detail such breached covenants and the expiry of the Offer, or (iv) the Offer has been terminated, withdrawn or expires without Shares being taken up thereunder; (c) by any Significant Shareholder at any time prior to the earlier of the mailing of the bid circular and August 22, 2007 if: (i) the representations and warranties of the Offeror set forth in the applicable section of the Deposit Agreement are not true and correct in all material respects and such untrue or incorrect representations or warranties have not been cured by the Offeror on or before the third business day following receipt of written notice from such Significant Shareholder specifying in reasonable detail such untrue or incorrect representations or warranties, or (ii) the Offeror has not complied in all material respects with its covenants contained in the Deposit Agreement and such breached covenants have not been cured by the Offeror on or before the third business day following receipt from such Significant Shareholder of written notice specifying in reasonable detail such breached covenants; and (d) by the Offeror if the first two conditions of the offer set forth in Section 4 of the Offer are not satisfied or waived on or prior to the expiry time of the Offer.

Covenants of Significant Shareholders. The Significant Shareholders covenanted and agreed, until the Effective Time, to: (a) not, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries, proposals or offers regarding an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding an Acquisition Proposal, (iii) accept or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal, or (iv) accept, approve or recommend any Acquisition Proposal; (b) immediately cease and cause to be terminated any existing solicitations, encouragements, activities, discussions or negotiations between it and any Person (other than the Offeror) with respect to any potential Acquisition Proposal; (c) not release or permit the release of any third party from or waive any confidentiality, non-solicitation or standstill agreement to which such third party and the Significant Shareholder is a party; (d) immediately notify the Offeror, at first orally and then in writing, of all future Acquisition Proposals of which any officer or director of the Significant Shareholder becomes aware, or any amendments to the foregoing, and shall provide the Offeror with a copy of (i) any written notice from any Person or group informing it that such Person or group is considering making, or has made, an Acquisition Proposal or (ii) any Acquisition Proposal (or any amendment thereto), in each case forthwith after it is received by the Significant Shareholder; (e) other than pursuant to the Offer, not option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey the Shares held by the Significant Shareholders, or any right or interest therein (legal or equitable), to any Person or agree to do any of the foregoing; (f) other than pursuant to the Offer, not grant or agree to grant any proxy or other right to vote the Shares held by the Significant Shareholders, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approval of any kind as to the Shares held by the Significant Shareholders; (g) not, without the prior written consent of the Offeror, requisition or join in any requisition of any meeting of holders of Shares; (h) not, without the prior written consent of the Offeror, make or join in any proposal (as contemplated under the YBCA); (i) not take any other action of any kind, directly or indirectly, which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of the Offer; (j) take such commercially reasonable steps as are required to ensure that the representations and warranties in the applicable provisions of the Deposit Agreement are true and correct in all material respects at all times; and (k) not do indirectly that which it may not do directly in respect of the restrictions on its rights with respect to the Shares held by the Significant Shareholders pursuant to this section.

Under the Deposit Agreement, the Significant Shareholders also agreed, that until the Expiry Time, unless the Offeror shall consent, they shall use their commercially reasonable best efforts to ensure that Sterlite Gold and its subsidiaries comply with certain covenants relating to the conduct of its and their businesses.

Representations and Warranties. The Significant Shareholders made certain customary representations and warranties in the Deposit Agreement in respect of themselves as to the following matters: (a) incorporation and corporate power; (b) authorization; (c) enforceability of obligations; (d) ownership of shares; and (e) absence of breach, and as to the following matters in respect of Twin Star: (a) restricted activity and assets and liabilities; and (b) capitalization. In addition, the Significant Shareholders also made certain customary representations and warranties in the Deposit Agreement in respect of Sterlite Gold and its Subsidiaries in their capacity as Shareholders in respect of the following matters: (a) ownership of subsidiary; (b) share capital and assets; (c) dividends and distributions; (d) no active business; (e) absence of breach; (f) specified debt; (g) financial statements; (h) reports; (i) no proxy; and (j) working capital.

Fiduciary Duty.  The Deposit Agreement is intended to bind the Significant Shareholders in their capacity as Shareholders and not to bind any officer, director, employee, associate or nominee of any Significant Shareholder in his or her capacity as a director or officer of Sterlite Gold.

Deposit Escrow Agreement and Bid Escrow Agreement

On August 14, 2007, the Offeror, Welter, Twin Star and the Escrow Agent entered into the Deposit Escrow Agreement and the Bid Escrow Agreement. Pursuant to the Deposit Escrow Agreement and/or the Bid Escrow Agreement, the Offeror, Welter and Twin Star appointed  the Escrow Agent as escrow agent to receive, hold, invest and disburse: (a) a cash deposit in the amount of U.S.$10,000,000 (the “Signing Deposit”); (b) a cash deposit in the amount of U.S.$117,004,388 (the “Bid Deposit”) and (c) the Subject Shares.

Distribution of Signing Deposit. Subject to the terms and conditions of the Deposit Escrow Agreement, if the Escrow Agent has not received a written notice from the Offeror on or prior to the third Business Day prior to the Expiry Time representing that all of the conditions of the Offer have not been satisfied or waived, then the Escrow Agent will, prior to the Expiry Time, release the Signing Deposit plus all interest earned and received thereon from escrow and pay it to the Depository to be applied on behalf of the Offeror towards payment for the Shares taken up under the Offer.  However, subject to the terms and conditions of the Deposit Escrow Agreement, if upon receipt by the Escrow Agent of a written direction from the Offeror representing that the Deposit Agreement has been terminated in accordance with its terms by the Offeror, then the Escrow Agent will release the Signing Deposit (plus all interest earned and received thereon) to the Offeror.

Distribution of Bid Deposit and Subject Shares. Subject to the terms and conditions of the Bid Escrow Agreement, if the Escrow Agent has not received a written direction from the Offeror on or prior to the third Business Day prior to the Expiry Time representing that the conditions of the Offer have not been satisfied or waived and/or Welter and Twin Star have not delivered a Holdco Agreement (and all documents contemplated thereunder), then the Escrow Agent will release from escrow prior to the Expiry Time the Subject Shares to the Offeror on behalf of Twin Star in escrow pursuant to the Holdco Agreement and in accordance with the Offer and U.S.$92,004,388 of the Bid Deposit to the Depositary to be applied by the Depositary towards payment for the Shares taken up under the Offer. Further, upon receipt by the Escrow Agent of a written direction of the Offeror, on or after the Effective Date, representing that the Offeror has taken up and paid for the Shares deposited under the Offer and has received evidence of indebtedness from the borrowers under the Vedanta Debt in an amount equal to the Specified Amount (as defined below) on interest rate terms more favourable to the borrowers than the interest rate terms under the Vedanta Debt and the other terms of which are similar to those specified under the Vedanta Debt, the Escrow Agent will immediately after receipt of such written direction, release from escrow the amount indicated in the written direction, which amount (the “Specified Amount”) will be equal to the lesser of U.S.$25,000,000 and the aggregate amount payable to the lenders (including principal and accrued and unpaid interest) under the Vedanta Debt to or to the order of the lenders on behalf of the borrowers as full satisfaction and repayment of the amounts payable to the lenders under the Vedanta Debt, together with any interest earned on the Vedanta Debt from and after the Expiry Time and the balance will be returned to the Offeror. However, if the Escrow Agent receives a written direction from Welter representing that all of the conditions under the Offer have been satisfied or waived and that the Offeror has failed to take up and pay for the Shares validly deposited under the Offer in accordance with the Offer and the Deposit Agreement, then the Escrow Agent will release the Bid Deposit to an account in the name provided by Sterlite Gold and will release to Twin Star the Subject Shares, along with all other documents delivered by Twin Star and Welter to the Escrow Agent, and will pay to the Offeror any monies remaining in escrow after the delivery of the Bid Deposit to Sterlite Gold.

Following execution of the Deposit Escrow Agreement and the Bid Escrow Agreement, the Signing Deposit, the Bid Deposit and the Subject Shares were deposited in escrow with the Escrow Agent.

5.             Purpose of the Offer

The purpose of the Offer is to enable the Offeror to acquire all of the Shares. If the conditions of the Offer are satisfied or waived and the Offeror takes up and pays for the Shares validly deposited under the Offer, the Offeror currently intends to acquire any Shares not deposited under the Offer through a Compulsory Acquisition, or to propose a Subsequent Acquisition Transaction, in each case for consideration per Share at least equal in value to the consideration paid by the Offeror per Share under the Offer. The exact timing and details of any such transaction will depend upon a number of factors, including the number of Shares acquired by the Offeror pursuant to the Offer. Although the Offeror currently intends to proceed by way of a Compulsory Acquisition or a Subsequent Acquisition Transaction generally on the terms described herein, it is possible that, as a result of delays in the Offeror’s ability to effect such a transaction, information subsequently obtained by the Offeror, changes in general economic or market conditions or in the business of Sterlite Gold, or other currently unforeseen circumstances, such a transaction may not be proposed, may be delayed or abandoned or may be proposed on different terms. Accordingly, the Offeror reserves the right not to proceed by way of a Compulsory Acquisition or Subsequent Acquisition Transaction, or to proceed by way of a Subsequent Acquisition Transaction on terms other than as described herein. See “Acquisition of Shares Not Deposited Under the Offer” in Section 16 of this Circular.

6.             Plans for Sterlite Gold

If the Offer is accepted and the Offeror acquires all of the outstanding Shares, the Offeror intends to conduct a detailed review of Sterlite Gold and its assets, operations, management and personnel to determine how best to integrate the operations and management of Sterlite Gold into the operations and management of the Offeror following the completion of the Offer.

Other than as set forth above and elsewhere in the Offer and Circular, no specific proposals with respect to Sterlite Gold, its operations, assets, management or personnel following completion of the transaction have been developed by the Offeror.

If permitted by applicable law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to delist the Shares from the TSX and, subject to applicable securities laws, to cause Sterlite Gold to cease to be a reporting issuer under the securities laws of each province and territory of Canada in which it is a reporting issuer and to cease to be a reporting company under the U.S. federal securities laws. See “Acquisition of Shares Not Deposited” in Section 16 this Circular.

7.             Source of Funds

The Offeror estimates that if it acquires all of the Shares pursuant to the Offer, the total amount of cash required for the purchase of such Shares and to cover related fees, expenses and the funding of the repayment of the Vedanta Debt will be approximately U.S.$129,000,000. All such funds are currently available from the Offeror’s cash reserves and existing lines of credit and U.S.$127,004,388 of such funds have been deposited with the Escrow Agent. The Offeror’s obligation to purchase the Shares tendered in the Offer is not subject to any financing condition.

8.             Beneficial Ownership of and Trading in Shares of Sterlite Gold

None of the Offeror or any director or senior officer of the Offeror, or, to the knowledge of the directors and senior officers of the Offeror, after reasonable enquiry, (i) their respective associates, or (ii) any person or company acting jointly or in concert with the Offeror, or (iii) any person or company holding more than 10% of any class of equity securities of the Offeror, beneficially owns, directly or indirectly, or controls or exercises direction over, or has the right to acquire, any securities of Sterlite Gold.

None of the Offeror or, to the knowledge of the Offeror and their respective directors and senior officers after reasonable enquiry, any of the other persons referred to above, has traded in any securities of Sterlite Gold during the twelve (12) months preceding the date hereof. There is no person acting “jointly or in concert” with the Offeror in connection with the transactions described in the Offer and this Circular.

Except as otherwise indicated, to the knowledge of the Offeror, the only persons who beneficially own, directly or indirectly, or exercise control or direction over more than 10% of the Shares, as at the date hereof, are as follows:

	Number and Percentage of Shares Owned, Controlled or Directed
Name	Shares	% of Shares
Twin Star International Limited	223,417,031	84.2%

9.             Commitments to Acquire Shares of Sterlite Gold

Except as disclosed in Section 4 of the Circular, “Agreements Related to the Offer” and other than pursuant to the Offer, there are no commitments to acquire equity securities of Sterlite Gold by the Offeror or, to the knowledge of the Offeror and its respective directors and senior officers after reasonable enquiry, by (i) any of the directors and senior officers of the Offeror, or (ii) by any of their respective associates, or (iii) by any person or company who beneficially owns (directly or indirectly) more than 10% of any class of the Offeror’s equity securities, or (iv) by any person or company acting jointly or in concert with the Offeror.

10.          Arrangements, Agreements or Understandings

Other than as described in Section 4 of the Circular, “Agreements Related to the Offer”, there are no arrangements or agreements made or proposed to be made between the Offeror and any of the directors or senior officers of Sterlite Gold and no payments or other benefits are proposed to be made or given by the Offeror by way of compensation for loss of office or as to such directors or senior officers remaining in or retiring from office if the Offer is successful. Other than as described in Section 4 of the Circular, “Agreements Related to the Offer”, there are no contracts, arrangements or understandings, formal or informal, between the Offeror and any securityholder of Sterlite Gold with respect to the Offer or between the Offeror and any person or company with respect to any securities of Sterlite Gold in relation to the Offer.

11.          Material Changes and Other Information Concerning Sterlite Gold

The Offeror has no information that indicates any material change in the affairs of Sterlite Gold since the date of the last published financial statements of Sterlite Gold other than as has been publicly disclosed by Sterlite Gold. The Offeror has no knowledge of any material fact concerning securities of Sterlite Gold that has not been generally disclosed by Sterlite Gold or any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

12.          Certain Information Concerning Sterlite Gold and its Shares

Dividend Policy

Based on publicly available information, the Offeror believes that Sterlite Gold has not declared a dividend on any Shares in the two years preceding the date hereof, there are no restrictions on Sterlite Gold’s ability to pay dividends and Sterlite Gold has no intention to declare a dividend or to alter its dividend policy.

Prior Distributions

Based on publicly available information, the Offeror believes that there have been no distributions of Shares during the five years preceding the date of the Offer, other than any distributions of Shares pursuant to Sterlite Gold’s stock option plan dated June 25, 1998.

Prior Purchases

Based on publicly available information, the Offeror believes that Sterlite Gold has not purchased or sold any of its securities during the 12 months preceding the date of the Offer, excluding securities purchased pursuant to the exercise of employee stock options, warrants and conversion rights.

13.          Price Range and Trading Volume of Shares

The Shares are listed and posted for trading on the TSX. The Offeror believes that as at August 21, 2007, there were approximately 265,290,997 Shares outstanding and there were no securities convertible into or exercisable or exchangeable for Shares. The following tables set forth the high and low trading prices in Canadian dollars and the aggregate volume of trading of the Shares on the TSX for the periods indicated:

2007	High	Low	Volume
August (up to August 21)	0.30	0.13	311,630
July	0.16	0.09	93,028
June	0.24	0.10	105,991
May	0.25	0.21	7,500
April	0.25	0.25	121,650
March	0.26	0.25	127,855
February	0.25	0.25	360,498
January	0.26	0.25	254,709
2006
December	0.26	0.25	358,474
November	0.26	0.25	749,027
October	0.26	0.25	310,045
September	0.26	0.25	1,886,102
August	0.26	0.24	2,614,010

The closing price of the Shares on the TSX on August 14, 2007, the last trading day prior to the announcement of the Offeror’s intention to make the Offer, was Cdn.$0.13. The closing price of the Shares on the TSX on August 21, 2007, the last trading day prior to the date of the Offer, was Cdn.$0.21. The Offered Consideration represents a premium of approximately 211% to the closing price of the Shares on the TSX on August 14, 2007, based on the noon rate of exchange as reported by the Bank of Canada on August 14, 2007.

14.          Effect of the Offer on Market and Listings

The purchase of Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of Shareholders and, depending on the number of Shares acquired by the Offeror, could materially adversely affect the liquidity and market value of the remaining Shares held by the public.

The rules and regulations of the TSX establish certain criteria which, if not met, could, upon successful completion of the Offer, lead to the delisting of the Shares from the exchange. Among such criteria is the number of Shareholders, the number of Shares publicly held and the aggregate market value of the Shares publicly held. Depending on the number of Shares purchased under the Offer, it is possible that the Shares would fail to meet the criteria for continued listing on the TSX. If this were to happen, the Shares could be delisted and this could, in turn, materially adversely affect the market or result in a lack of an established market for such Shares.

If permitted by applicable law, subsequent to completion of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction, if necessary, the Offeror intends to apply to delist the Shares from the TSX. If the Shares are delisted from the TSX, the extent of the public market for the Shares and the availability of price or other quotations would depend upon the number of Shareholders, the number of Shares publicly held and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, whether Sterlite Gold remains subject to public reporting requirements in Canada and the United States and other factors.

After the purchase of the Shares under the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, Sterlite Gold may cease to be subject to the public reporting and proxy solicitation requirements of the YBCA and the securities laws of certain provinces and territories of Canada or may request to cease to be a reporting issuer under the securities laws in all provinces and territories of Canada (where such concept exists) and terminate the registration of the Shares and to cause Sterlite Gold to cease to be a reporting company in the United States. See “Plans for Sterlite Gold” in Section 6 of this Circular.

16.          Acquisition of Shares Not Deposited Under the Offer

Compulsory Acquisition

Part 16 of the YBCA permits an offeror to acquire the shares not tendered to an offer for shares of a particular class of shares of a corporation if, within 120 days after the date of the offer, the offer is accepted by the holders of not less than 90% of the shares to which the offer relates, other than shares held at the date of the offer by or on behalf of the offeror or its affiliates or associates (as such terms are defined in the YBCA).

If, within 120 days after the date hereof or the period during which the Offer remains open for acceptance (whichever is shorter), the Offer has been accepted by holders of not less than 90% of the issued and outstanding Shares, other than Shares held on the date of the Offer by or on behalf of the Offeror or its affiliates or associates (as such terms are defined in the YBCA), and the Offeror acquires such deposited Shares, the Offeror currently intends to acquire the remainder of the Shares on the same terms as such Shares were acquired under the Offer, pursuant to the provisions of Section 197(2) of the YBCA (a “Compulsory Acquisition”), provided such Compulsory Acquisition is permitted by applicable law. If a Compulsory Acquisition cannot be effected, the Offeror currently intends to acquire Shares not tendered to the Offer pursuant to a Subsequent Acquisition Transaction, as discussed below under “Subsequent Acquisition Transaction”.

To exercise such statutory right, the Offeror must give notice of prescribed content by registered mail (the “Offeror’s Notice”) to each Shareholder who did not accept the Offer (and to each person who subsequently acquires any such Shares) (in each case, a “Dissenting Offeree”) of such proposed acquisition on or before the earlier of 60 days from the Expiry Time and 180 days from the date of the Offer. Within 20 days of giving the Offeror’s Notice, the Offeror must pay or transfer to Sterlite Gold the consideration the Offeror would have had to pay to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. In accordance with Section 199(1) of the YBCA, within 20 days after receipt of the Offeror’s Notice, each Dissenting Offeree must send the certificate(s) representing the Shares held by such Dissenting Offeree to Sterlite Gold, and may elect within 60 days after the date of the sending of the Offeror’s Notice either to transfer such Shares to the Offeror on the terms of the Offer or to demand payment of the fair value of such Shares held by such holder by so notifying the Offeror and by applying to the Supreme Court of Yukon to set such fair value. If a Dissenting Offeree has elected to demand payment of the fair value of such Shares, the Offeror may, within 20 days after paying or transferring to Sterlite Gold the consideration the Offeror would have had to pay the Dissenting Offerees if they had elected to accept the Offer, apply to the Supreme Court of Yukon to fix the fair value of such Shares of the Dissenting Offeree. A Dissenting Offeree who does not notify the Offeror and apply to the Supreme Court of Yukon to set the fair value of the Shares will be deemed to have elected to transfer such Shares to the Offeror on the terms of the Offer. Any judicial determination of the fair value of the Shares could be more or less than the amount paid pursuant to the Offer.

The foregoing is only a summary of the right of Compulsory Acquisition that may become available to the Offeror pursuant to the provisions of the YBCA. The summary is not intended to be complete. See Part 16 of the YBCA for the full text of the relevant statutory provisions. Part 16 of the YBCA is complex and may require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Shareholders who wish to be better informed about those provisions of the YBCA should consult with their legal advisors.

Subsequent Acquisition Transaction

If the Offeror takes up and pays for Shares validly deposited to the Offer and either the right of Compulsory Acquisition described above is not available or the Offeror elects not to pursue a Compulsory Acquisition, the Offeror currently intends, depending upon the number of Shares taken up and paid for under the Offer, to cause a special meeting of Shareholders to be called to consider a proposed amalgamation, arrangement, merger, reorganization, consolidation, recapitalization or other transaction involving Sterlite Gold and/or its Subsidiaries and the Offeror or an Affiliate of the Offeror which, if successfully completed, will result in the Offeror owning, directly or indirectly, all of the Shares of Sterlite Gold (a “Subsequent Acquisition Transaction”). The timing and details of any such Subsequent Acquisition Transaction will depend on a number of factors, including the number of Shares acquired pursuant to the Offer. Provided that at least 66 2/3% of the outstanding Shares are deposited to the Offer and the Offeror takes up and pays for such

Shares, the Offeror expects to own sufficient Shares to effect a Subsequent Acquisition Transaction. Pursuant to the Deposit Agreement, the Significant Shareholders have agreed to irrevocably accept the Offer and to deposit or cause to be deposited under the Offer all of the Shares which they own or control and thereafter to not withdraw or take any action to withdraw the Shares deposited under the Offer (notwithstanding any statutory rights or other rights under the terms of the Offer or otherwise which the Significant Shareholders might have, other than those under the Deposit Agreement), provided that the Significant Shareholders may do so in the event that the Deposit Agreement is terminated in accordance with its terms. The Significant Shareholders have represented to the Offeror that as at August 14, 2007, they were the direct or indirect beneficial owners of an aggregate of 223,417,031 Shares. These Shares represent in the aggregate approximately 84.2% of the issued and outstanding Shares as of that date. If the Significant Shareholders deposit or cause to be deposited under the Offer (directly or indirectly through the Holdco Alternative) all of the Shares which they own or over which they exercise control over and the Offeror takes up and pays for such Shares deposited under the Offeror, the Offeror will own sufficient Shares to effect a Subsequent Acquisition Transaction.

The type of Subsequent Acquisition Transaction described above may constitute a “business combination” under OSC Rule 61-501 and a “going private transaction” under Regulation Q-27. In certain circumstances, the provisions of OSC Rule 61-501 and Regulation Q-27 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”. However, if the Subsequent Acquisition Transaction is a business combination carried out in accordance with OSC Rule 61-501 or a going private transaction carried out in accordance with Regulation Q-27, the “related party transaction” provisions of OSC Rule 61-501 and Regulation Q-27 will not apply to such transaction. The Offeror intends to carry out any such Subsequent Acquisition Transaction in accordance with OSC Rule 61-501 and Regulation Q-27, or any successor provisions, or exemptions therefrom, such that the “related party transaction” provisions of OSC Rule 61-501 and Regulation Q-27 will not apply to the business combination or the going private transaction.

OSC Rule 61-501 and Regulation Q-27 provide that, unless exempted, a person proposing to carry out a business combination or a going private transaction is required to prepare a formal valuation of the affected securities (in this case, the Shares), and subject to certain exceptions, any non-cash consideration being offered therefor, and provide to the holders of the affected securities a summary of such valuation or the entire valuation. In connection therewith, the Offeror intends to rely on an available exemption or to seek waivers pursuant to OSC Rule 61-501 and Regulation Q-27 from the OSC and the AMF, respectively, exempting the Offeror or its affiliates, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent Acquisition Transaction. An exemption is available under OSC Rule 61-501 for certain business combinations, and under Regulation Q-27 for certain going private transactions, completed within 120 days after the expiry of a formal take-over bid where the consideration under such transaction is at least equal in value and is in the same form as the consideration that was received in the take-over bid, provided certain disclosure is given in the take-over bid disclosure documents. The Offeror has provided such disclosure and expects that these exemptions will be available.

Depending on the nature of the Subsequent Acquisition Transaction, the Offeror expects that the provisions of the YBCA will require the approval of at least 66 2/3% of the votes cast by holders of the outstanding Shares at a meeting duly called and held for the purpose of approving the Subsequent Acquisition Transaction. OSC Rule 61-501 and Regulation Q-27 will also require that, unless exempted, in addition to any other required security holder approval, in order to complete a business combination, going private transaction or related party transaction, as applicable, the approval of a majority of the votes cast by “minority” holders of affected securities be obtained. In relation to the Offer and any subsequent business combination or going private transaction, the “minority” holders will be, unless an exemption is available or discretionary relief is granted by the OSC and the AMF, as required, all holders of Shares, other than, among others, the following: (i) the Offeror (other than in respect of Shares acquired pursuant to the Offer, as described below); (ii) any “related parties” of the Offeror (as defined, for the purposes of OSC Rule 61-501 and Regulation Q-27), subject to certain limited exemptions; and (iii) any person or company acting jointly or in concert with the Offeror or a related party of the Offeror in respect of the transaction. OSC Rule 61-501 and Regulation Q-27 also provide that the Offeror may treat Shares acquired pursuant to the Offer as “minority” Shares and vote them, or consider them voted, in favour of such business combination or going private transaction if, among other things, the consideration per security in such transaction is at least equal in value to and of the same form as the consideration paid under the Offer and the business combination or going private transaction is completed within 120 days after the expiry of the Offer, provided that certain disclosure is given in the take-over bid disclosure documents. The Offeror has provided such disclosure. The Offeror currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be of the same value and in the same form as the consideration paid under the Offer and that any Subsequent Acquisition Transaction would be completed within 120 days of the Expiry Time. If at least 66 2/3% of the outstanding Shares are deposited to the Offer and the Offeror takes up and pays for such Shares, the Offeror expects to own sufficient Shares to effect unilaterally a Subsequent Acquisition Transaction.

Any Subsequent Acquisition Transaction may also result in Shareholders having the right under the YBCA to dissent and demand payment of the fair value of their Shares. If the applicable statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting shareholders for their Shares. The fair value of Shares so determined could be more or less than the amount paid per Share pursuant to the Subsequent Acquisition Transaction or the Offer.

The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting and tendering Shares to the Offer. See “Certain Canadian Federal Income Tax Considerations” in Section 17 of this Circular for a general discussion of the Canadian federal income tax considerations relevant to a Shareholder in the event of a Subsequent Acquisition Transaction. Shareholders should consult their tax advisors for advice with respect to the tax consequences of a Subsequent Acquisition Transaction having regard to their own particular circumstances. Further, Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction.

The exact timing and details of any Compulsory Acquisition or Subsequent Acquisition Transaction involving Sterlite Gold will necessarily depend on a variety of factors, including the number of Shares acquired pursuant to the Offer. Although the Offeror currently intends to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction on the same terms as the Offer, it is possible that, as a result of the number of Shares acquired under the Offer, delays in the Offeror’s ability to effect such a transaction, information hereafter obtained by the Offeror, changes in general economic, industry, regulatory or market conditions or in the business of Sterlite Gold, or other currently unforeseen circumstances, such a transaction may not be so proposed, may be delayed or abandoned. The Offeror expressly reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction involving Sterlite Gold.

If the Offeror is unable or decides not to effect a Compulsory Acquisition or propose a Subsequent Acquisition Transaction, or proposes a Subsequent Acquisition Transaction but cannot obtain any required approvals promptly, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable law, purchasing additional Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise. Subject to applicable law, any additional purchases of Shares could be at a price greater than, equal to, or less than the price to be paid for Shares under the Offer and could be for cash, securities and/or other consideration. Alternatively, the Offeror may take no action to acquire additional Shares, or may even wind up or acquire all of the assets of Sterlite Gold or sell or otherwise dispose of any or all Shares acquired pursuant to the Offer, on terms and at prices then determined by the Offeror, which may vary from the price paid for Shares under the Offer.

Judicial Developments

Certain judicial decisions may be considered relevant to any Subsequent Acquisition Transaction which may be proposed or effected subsequent to expiry of the Offer. Prior to the adoption of OSC Rule 61-501 (or its predecessor, OSC Policy 9.1) and Regulation Q-27, Canadian courts had in a few instances granted preliminary injunctions to prohibit transactions involving going private transactions. The current trend both in legislation and in Canadian jurisprudence is toward permitting going private transactions to proceed subject to compliance with procedures designed to ensure procedural and substantive fairness to minority shareholders.

Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction which may constitute a business combination or going private transaction.

17.          Certain Canadian Federal Income Tax Considerations

In the opinion of Stikeman Elliott LLP, the following is a summary of the principal Canadian federal income tax considerations generally applicable under the Canadian Tax Act, as of the date hereof, to a Shareholder who sells Shares pursuant to the Offer or otherwise disposes of Shares pursuant to certain transactions described under “Acquisition Of Shares Not Deposited Under The Offer” in Section 16 of the Circular and who, at all relevant times, for the purposes of the Canadian Tax Act: (a) deals at arm’s length with the Offeror and Sterlite Gold; (b) is not affiliated with the Offeror or Sterlite Gold; and (c) holds the Shares as capital property.

Shares will generally be considered to be capital property to a Shareholder unless such Shares are held in the course of carrying on a business or were acquired in one or more transactions considered to be an adventure in the nature of trade. Certain Shareholders who are residents of Canada for the purposes of the Canadian Tax Act and whose Shares might not otherwise qualify as capital property may be entitled to make the irrevocable election provided by subsection 39(4) of the Canadian Tax Act to have their Shares and every other “Canadian security” (as defined in the Canadian Tax Act) owned by such Shareholder in the taxation year of the election, and in all subsequent taxation years, deemed to be capital property. Shareholders who do not hold their Shares as capital property should consult their own tax advisors for advice with respect to whether an election under subsection 39(4) of the Canadian Tax Act is available and advisable in their particular circumstances.

THE FOLLOWING SUMMARY DOES NOT DISCUSS THE HOLDCO ALTERNATIVE.  THE TAX CONSEQUENCES TO A SHAREHOLDER WHO COMPLETES THE HOLDCO ALTERNATIVE MAY DIFFER SIGNIFICANTLY FROM THOSE DESCRIBED BELOW. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE HOLDCO ALTERNATIVE.

This summary is based on the current provisions of the Canadian Tax Act and counsel’s understanding of the current published administrative and assessing practices of the Canada Revenue Agency (the “CRA”). This summary also takes into account all specific proposals to amend the Canadian Tax Act which have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and assumes all such Proposed Amendments will be enacted in their present form. No assurances can be given that the Proposed Amendments will be enacted in the present form, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in law, whether by judicial, governmental or legislative action or decision, or changes in the administrative practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations described herein.

This summary is not applicable to a Shareholder that is: (i) a “financial institution” for purposes of the “mark-to-market property” rules; (ii) a “specified financial institution”; or (iii) a Shareholder an interest in which is a “tax shelter investment”, as each of these terms is defined in the Canadian Tax Act. In addition, this summary is not applicable to a Shareholder who acquired their Shares on the exercise of an employee stock option. Such Shareholders should consult their own tax advisors.

A Shareholder who acquired or is deemed to have acquired Shares prior to 1972, or acquired or is deemed to have acquired Shares in one or more non-arm’s length transactions from a person who held such shares prior to 1972, should consult his or her own tax advisor as to the impact of certain transitional rules on the following description of the Canadian federal income tax consequences to the Shareholder. The transitional rules are not considered below.

All amounts relating to the acquisition or disposition of Shares must be determined in Canadian dollars for purposes of the Canadian Tax Act. Accordingly, amounts received by Shareholders in U.S. dollars must be converted into Canadian dollars based upon the prevailing Canadian dollar/U.S. dollar exchange rate at the time of disposition of their Shares.

This summary is not exhaustive of all Canadian federal income tax considerations and is of a general nature only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder, and no representations with respect to the tax consequences to any particular Shareholder are made. Accordingly, Shareholders should consult their own tax advisors with respect to their particular circumstances, including the application and effect of the income and other tax laws of any country, province, state or other local tax authority.

Shareholders Resident in Canada

This portion of the summary is generally applicable to a Shareholder who, for the purposes of the Canadian Tax Act and at all relevant times, is or is deemed to be, resident in Canada (a “Resident Shareholder”).

Sale Pursuant to the Offer

Generally, a Resident Shareholder who disposes of Shares to the Offeror pursuant to the Offer will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Shares to the Resident Shareholder immediately before the disposition.

A Resident Shareholder generally will be required to include, in computing its income for the taxation year of disposition, one-half of the amount of any capital gain (a “taxable capital gain”) realized in such year. Subject to and in accordance with the provisions of the Canadian Tax Act, a Resident Shareholder will be required to deduct one-half of the amount of any such capital loss (an “allowable capital loss”) against taxable capital gains realized in the taxation year of disposition. Allowable capital losses in excess of taxable capital gains for the taxation year of disposition generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances specified in the Canadian Tax Act.

In general, a capital loss otherwise arising upon the disposition of a Share by a Resident Shareholder that is a corporation may be reduced by dividends previously received or deemed to have been received by it on such Share, to the extent and under the circumstances prescribed in the Canadian Tax Act. Similar rules may apply where the corporation is a member of a partnership or a beneficiary of a trust that owns Shares or where a partnership or trust of which a corporation is a member or a beneficiary is a member of a partnership or a beneficiary of a trust that owns Shares. Resident Shareholders to whom these rules may be relevant should consult their own tax advisors.

A Resident Shareholder that throughout the taxation year is a “Canadian controlled private corporation” (as defined in the Canadian Tax Act) may be liable to pay an additional 6 2/3% refundable tax on certain investment income, including taxable capital gains.

Capital gains realized by an individual or a trust, other than certain specified trusts, may be subject to alternative minimum tax under the Canadian Tax Act. Resident Shareholders should consult their own tax advisors with respect to the alternative minimum tax provisions.

Compulsory Acquisition of Shares

As described under Section 16 of the Circular, “Acquisition Of Shares Not Deposited Under The Offer — Compulsory Acquisition”, the Offeror may, in certain circumstances, acquire Shares not deposited under the Offer pursuant to a Compulsory Acquisition. A Resident Shareholder who disposes of Shares in such circumstances generally will realize a capital gain (or a capital loss) calculated in the manner and subject to the treatment described above under “Sale Pursuant to the Offer”.

A Resident Shareholder who dissents in a Compulsory Acquisition and is entitled to receive the fair value of its Shares will be considered to have disposed of the Shares for proceeds of disposition equal to the amount fixed as such by the court (excluding the amount of any interest awarded by the court). As a result, such dissenting Resident Shareholder will realize a capital gain (or a capital loss) generally calculated in the same manner and with the tax consequences as described above under “Sale Pursuant to the Offer”.

Any interest awarded to a dissenting Resident Shareholder by a court will be included in computing such Resident Shareholder’s income for the purposes of the Canadian Tax Act.

Resident Shareholders whose Shares may be acquired in these circumstances should consult their own tax advisors in this regard.

Subsequent Acquisition Transaction

As described under Section 16 of the Circular, “Acquisition Of Shares Not Deposited Under the Offer — Subsequent Acquisition Transaction”, if the Offeror does not acquire all of the Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Shares. Such means include an amalgamation, arrangement, capital reorganization, share consolidation, or other transaction. The tax treatment of a Subsequent Acquisition Transaction to a Resident Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. Resident Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Shares acquired pursuant to a Subsequent Acquisition Transaction.

A Subsequent Acquisition Transaction could be implemented by means of the Offeror transferring the Shares to one or more affiliates of the Offeror and a subsequent amalgamation of Sterlite Gold with one or more affiliates of the Offeror pursuant to which Shareholders who have not tendered their Shares under the Offer would have their Shares exchanged on the amalgamation for redeemable preference shares of the amalgamated corporation (“Redeemable Shares”) which would then be immediately redeemed for cash. A Resident Shareholder generally would not realize a capital gain or capital loss as a result of such exchange, and the Resident Shareholder’s cost of the Redeemable Shares received would be equal to the aggregate of the adjusted cost base of the Shares to the Resident Shareholder immediately before the amalgamation. Upon the redemption of the Redeemable Shares, the holder thereof would generally be deemed to have received a dividend (subject to the potential application of subsection 55(2) of the Canadian Tax Act to holders of such Redeemable Shares that are corporations, as discussed below) equal to the amount by which the redemption price of the Redeemable Shares exceeds their paid-up capital for the purposes of the Canadian Tax Act. The difference between the redemption price and the amount of the deemed dividend would be treated as proceeds of disposition of such Redeemable Shares for the purpose of computing any capital gain or capital loss arising on the redemption of such Redeemable Shares. The tax consequences in respect of any such capital gain or capital loss generally would be as described above under “Sale Pursuant to the Offer”.

Subsection 55(2) of the Canadian Tax Act provides that where a Resident Shareholder that is a corporation is deemed to receive a dividend under the circumstances described above, all or part of the deemed dividend may be deemed not to be a dividend and instead may be treated as proceeds of disposition of the Redeemable Shares for the purposes of computing the Resident Shareholder’s capital gain on the disposition of Redeemable Shares. Accordingly, Resident Shareholders that are corporations should consult their own tax advisors for specific advice with respect to the potential application of this provision to them. Subject to the potential application of this provision, dividends deemed to be received by a Resident Shareholder that is a corporation as a result of the redemption of the Redeemable Shares will be included in computing the corporation’s income, but normally will also be deductible in computing the corporation’s taxable income.

A Resident Shareholder that is a “private corporation” or a “subject corporation” (as such terms are defined in the Canadian Tax Act) may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% on dividends deemed to be received on the Redeemable Shares to the extent that such dividends are deductible in computing the Resident Shareholder’s taxable income. Dividends deemed to be received by a Resident Shareholder who is an individual (including a trust) as a result of the redemption of the Redeemable Shares will be included in computing the Resident Shareholder’s income, and will be subject to the gross-up and dividend tax credit rules generally applicable to taxable dividends received from a taxable Canadian corporation.  Recent changes to the Canadian Tax Act enhance the gross up and dividend tax credit for “eligible dividends”. A dividend is eligible for purposes of the enhanced gross up and dividend tax credit if the paying corporation designates the dividend as an eligible dividend. There may be limitations on the ability of a corporation to designate dividends as eligible dividends.

In the event that the Offeror decides to implement a Subsequent Acquisition Transaction by means of an amalgamation as described above, the Offeror’s current intention is to effectively allocate to the Redeemable Shares an amount of paid-up capital equal to the aggregate redemption price of such Redeemable Shares, with the result that, upon the redemption of a Redeemable Share, the holder thereof (i) would realize a capital gain (or capital loss) to the extent that the redemption price of such share exceeds (or is less than) the aggregate of the adjusted cost base to the holder of such share and any reasonable costs of disposition, and (ii) would not be deemed to have received a dividend.  However, no assurances can be given in this regard.

Under the current administrative practice of the CRA, Resident Shareholders who exercise their statutory right of dissent in respect of an amalgamation should be considered to have disposed of their Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Resident Shareholder in respect of such Shares (excluding any interest awarded by a court). However, because of uncertainty under the relevant legislation as to whether such amounts paid to a dissenting Resident Shareholder would be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, dissenting Resident Shareholders should consult with their own tax advisors in this regard. Any interest awarded to the Resident Shareholder by a court will be included in the Resident Shareholder’s income for the purposes of the Canadian Tax Act.

A Subsequent Acquisition Transaction could also be implemented by means of a capital reorganization of Sterlite Gold pursuant to which Resident Shareholders who have not tendered their Shares under the Offer would have their Shares exchanged for special shares of Sterlite Gold (“Special Shares”) which would then be immediately sold to the Offeror for cash.  A Resident Shareholder generally would not realize a capital gain or capital loss as a result of such exchange, and the cost of the Special Shares received would be equal to the aggregate of the adjusted cost base of the Shares to the Resident Shareholder immediately before the exchange.  Upon the sale of the Special Shares, the Resident Shareholder would realize a capital gain (or a capital loss) calculated in the manner and subject to the treatment described above under “Sale Pursuant to the Offer”, but Resident Shareholders whose Special Shares may be so acquired should consult their own tax advisors in this regard.

Resident Shareholders who exercise their statutory right of dissent in respect of a capital reorganization and are paid the fair value of the shares by Sterlite Gold will be deemed to have received a dividend to the extent that the amount received (less the amount of any interest ordered by a court) exceeds the paid-up capital of the Shares for purposes of the Tax Act.  The difference between the amount received (less the amount of any interest ordered by a court) and the amount of the deemed dividend would be treated as proceeds of disposition of the Shares for the purpose of computing any capital gain or capital loss arising on the disposition of the Shares.  The tax consequences in respect of any such capital gain or capital loss generally would be as described above under “sale Pursuant to the Offer”.  The tax treatment of any dividend deemed to have been received in such circumstances generally will be the same as the tax treatment of dividends deemed to have been received on the redemption of Redeemable Shares, as described above.

A Subsequent Acquisition Transaction could also be implemented by means of a share consolidation of Sterlite Gold pursuant to which Shareholders who have not tendered their Shares under the Offer would have their Shares exchanged for a fraction of a Share in respect of which such Shareholders would receive a cash payment.  A Shareholder whose Shares are consolidated and who receives a cash payment from Sterlite Gold would generally be deemed to have received a taxable dividend (subject to the potential application of subsection 55(2) of the Tax Act to Shareholders that are corporations, as discussed above) equal to the amount by which such cash payment exceeds the paid-up capital for purposes of the Tax Act of the Shares that are exchanged.  The difference between the cash received and the amount of the deemed dividend would be treated as proceeds of disposition of such Shares.  The tax consequences in respect of any such capital gain or capital loss generally would be as described above under “Sale Pursuant to the Offer”.  The tax treatment of any dividend deemed to have been received in such circumstances generally would be the same as the tax treatment of dividends deemed to have been received on the redemption of Redeemable Shares, as described above.

Shareholders who exercise their statutory right of dissent in respect of a consolidation and are paid the fair value of their Shares by Sterlite Gold will be deemed to have received a dividend to the extent that the amount received (less the amount of any interest ordered by a court) exceeds the paid-up capital of the Shares for purposes of the Tax Act.  The difference between the amount received (less the amount of any interest ordered by a court) and the amount of the deemed dividend will be treated as proceeds of disposition of the Shares for the purpose of computing any capital gain or capital loss arising on the disposition of such Shares.  The tax treatment of any dividend deemed to have been received in such circumstances generally would be the same as the tax treatment of dividends deemed to have been received on the redemption of Redeemable Shares, as described above.

As an alternative to the amalgamation, capital reorganization or share consolidation discussed herein, the Offeror may propose a Subsequent Acquisition Transaction to be effected by a statutory arrangement or other transaction, the tax consequences of which may differ from those arising on the sale of Shares under the Offer or an amalgamation, capital reorganization or share consolidation and will depend on the particular form and circumstances of such alternative transaction. No view is expressed herein as to the tax consequences of any such transaction to a Resident Shareholder.

Shareholders Not Resident in Canada

The following summary is generally applicable to a Shareholder who, for the purposes of the Canadian Tax Act and at all relevant times, is not resident or deemed to be resident in Canada and does not use or hold, and is not deemed to use or hold, Shares in connection with carrying on a business in Canada (a “Non-Resident Shareholder”). Special rules not discussed in this summary may apply to a non-resident insurer carrying on an insurance business in Canada and elsewhere, and any such insurers should consult their own tax advisors.

Sale Pursuant to the Offer

A Non-Resident Shareholder who disposes of Shares to the Offeror pursuant to the Offer will not be subject to income tax under the Canadian Tax Act on any capital gain realized on the disposition of such Shares provided the Shares are not “taxable Canadian property” (as defined in the Canadian Tax Act) to the Non-Resident Shareholder at the time of the disposition of such Shares.

Generally, Shares will not constitute taxable Canadian property to a Non-Resident Shareholder at a particular time provided that (a) the Shares are listed on a prescribed stock exchange (which currently includes the TSX) at that time, and (b) the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder does not deal at arm’s length, or the Non-Resident Shareholder together with all such persons, has not owned 25% or more of the shares of any class or series of Sterlite Gold at any time during the 60 month period immediately preceding that time. Shares may also be deemed to constitute taxable Canadian property to a Non-Resident Shareholder in certain circumstances specified under the Canadian Tax Act. Even if the Shares are taxable Canadian property to a Non-Resident Shareholder, any capital gain realized upon the disposition or deemed disposition thereof may not be subject to tax under the Canadian Tax Act if such gain is exempt from tax pursuant to the provisions of an applicable income tax treaty or convention. Non-Resident Shareholders should consult their own advisors with respect to the availability of any relief under the terms of an applicable income tax treaty or convention in their particular circumstances.

In the event that the Shares constitute taxable Canadian property to a Non-Resident Shareholder and the capital gain otherwise to be realized upon a disposition of such Shares to the Offeror is not exempt from Canadian tax by virtue of an applicable income tax treaty or convention, then in such circumstances, the tax consequences as described above under “Shareholders Not Resident in Canada — Sale Pursuant to the Offer” will generally apply. Such Non-Resident Shareholders whose Shares are taxable Canadian property should consult their own tax advisors in this regard.

Compulsory Acquisition

As described under Section 16 of the Circular, “Acquisition of Shares Not Deposited Under The Offer — Compulsory Acquisition”, the Offeror may, in certain circumstances, acquire Shares not deposited under the Offer pursuant to a Compulsory Acquisition. Subject to the discussion below under “Delisting of Shares Following Completion of the Offer”, the Canadian federal income tax consequences to a Non-Resident Shareholder who disposes of Shares in such circumstances generally will be as described above under “Shareholders Not Resident in Canada — Sale Pursuant To The Offer”.  Any interest awarded by a court and paid or credited to a Non-Resident Shareholder exercising its right to dissent in respect of a Compulsory Acquisition will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Shareholder is entitled pursuant to the provisions of an applicable income tax treaty or convention. Non-Resident Shareholders whose Shares may be acquired in these circumstances should consult their own tax advisors in this regard.

Subsequent Acquisition Transaction

As described under Section 16 of the Circular, “Acquisition of Shares Not Deposited Under The Offer — Subsequent Acquisition Transaction”, if the Offeror does not acquire all of the Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Shares.

The tax treatment of a Subsequent Acquisition Transaction to a Non-Resident Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and may be substantially the same as or materially different than described above. A Non-Resident Shareholder may realize a capital gain or a capital loss and/or be deemed to receive a dividend pursuant to a Subsequent Acquisition Transaction, as discussed above under “Shareholders Resident in Canada – Subsequent Acquisition Transaction”. Whether or not a Non-Resident Shareholder would be subject to tax under the Canadian Tax Act on any such capital gain would depend on whether the Shares, Redeemable Shares, Special Shares or fractional shares, as the case may be, are “taxable Canadian property” to the Non-Resident Shareholder for purposes of the Canadian Tax Act and whether the Non-Resident Shareholder is entitled to relief under an applicable income tax treaty or convention and other circumstances at that time (see in particular the discussion below under “Delisting of Shares Following Completion of the Offer”). Dividends paid or deemed to be paid to a Non-Resident Shareholder will be subject to Canadian withholding tax at a rate of 25%. Such rate may be reduced under the provisions of an applicable income tax convention. Any interest awarded by a court and paid or credited to a Non-Resident Shareholder exercising its right to dissent in respect of a Subsequent Acquisition Transaction will be subject to Canadian withholding tax in the same manner as described above under “Shareholders Not Resident in Canada — Compulsory Acquisition”. Non-Resident Shareholders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of having their Shares acquired pursuant to a Subsequent Acquisition Transaction.

Delisting of Shares Following Completion of the Offer

As described above under Section 14 of the Circular, “Effect of the Offer on the Market for Shares; Stock Exchange Listing and Public Disclosure”, the Shares may cease to be listed on the TSX following the completion of the Offer and may not be listed on the TSX at the time of their disposition by a Non-Resident Shareholder pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction. Non-Resident Shareholders are cautioned that if the Shares, Redeemable Shares, Special Shares or fractional shares, as the case may be, are not listed or deemed to be listed on a prescribed stock exchange (which includes the TSX) at the time they are disposed of: (a) the Shares will generally be taxable Canadian property to the Non-Resident Shareholder; (b) the Non-Resident Shareholder may be subject to tax under the Canadian Tax Act in respect of any capital gain realized on such disposition, unless any such gain is exempt from taxation under the Canadian Tax Act pursuant to the provisions of an applicable income tax treaty or convention; and (c) the notification and withholding provisions of section 116 of the Canadian Tax Act will apply to the Non-Resident Shareholder, in which case the Offeror will be entitled, pursuant to the Canadian Tax Act, to deduct or withhold an amount from any payment made to the Non-Resident Shareholder and to remit such amount to the Receiver General of Canada on behalf of the Non-Resident Shareholder. Non-Resident Shareholders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of not disposing of their Shares pursuant to the Offer.

18.          Other Matters Relating to the Offer

Depositary, Dealer Manager/Soliciting Dealers and Information Agent

The Offeror has engaged the Depositary for the receipt of certificates in respect of Shares and related Letters of Transmittal. In addition, the Depositary will receive Notices of Guaranteed Delivery deposited under the Offer at its office in Toronto, Ontario. The

Depositary will also facilitate book-entry only transfers of Shares. The duties of the Depositary also include assisting in making payment to Shareholders for Shares purchased by the Offeror pursuant to the Offer. The Depositary will receive reasonable and customary compensation from the Offeror for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including without limitation applicable securities law compliance matters.

The Offeror may choose to engage a registered dealer as a dealer manager for the Offer and/or to form a soliciting dealer group comprised of members of the Investment Dealers Association of Canada and the TSX to solicit acceptances of the Offer from persons resident in Canada. If the Offeror chooses to engage a dealer manager and/or to form a soliciting dealer group, then the Offeror expects that it will pay the dealer manager and/or members of the soliciting dealer group customary solicitation fees. The Offeror expects that if a dealer manager is engaged and/or a soliciting dealer group is formed, then the Offeror will provide notice of such event by press release and/or such other means as the Offeror may determine. Investment advisors or registered representatives employed by soliciting dealers, if any, may solicit their clients to tender their Shares to the Offer. Soliciting dealers may pay an investment advisor or registered representative a portion of the solicitation fee, if any, for each Share tendered to the Offer by clients of or served by the investment advisor or registered representative.

The Offeror may also choose to engage an information agent for the Offer. If such an agent is engaged, the agent would be expected to be responsible for providing information about the Offer to Shareholders resident in Canada and the United States. If the Offeror chooses to engage an information agent, then the Offeror expects that it will provide notice of such event by press release and/or such other means as the Offeror may determine, that it will pay the information agent reasonable and customary compensation for their services in connection with the Offer, and that it will reimburse the information agent for certain out-of-pocket expenses and that it will indemnify the information agent against certain liabilities that may arise out of the performance of its obligations as an information agent.

Questions and requests for assistance concerning the Offer should be made directly to the Depositary. Additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained without charge from the Depositary at its address shown on the last page of this document.

Legal Matters

Legal matters on behalf of the Offeror will be passed upon by Stikeman Elliott LLP, Canadian counsel to the Offeror.

Expenses of the Offer

The expenses related to the Offer, including depositary and printing expenses and legal and accounting advice, are estimated, in the aggregate to be approximately U.S.$2 million.  Such expenses will be paid by the Offeror.

19.          Offerees’ Statutory Rights

Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

20.          Directors’ Approval

The contents of the Offer and this Circular have been approved and the sending thereof to the Shareholders has been authorized by the Board of Directors of the Offeror.

CONSENT OF COUNSEL

To: The Directors of GeoProMining Ltd.:

We hereby consent to the reference to our opinion contained under “Certain Canadian Federal Income Tax Considerations” in the Circular accompanying the Offer dated August 22, 2007 made by GeoProMining Ltd. to the holders of common shares of Sterlite Gold Ltd.

(signed) STIKEMAN ELLIOTT LLP

Toronto, Ontario
August 22, 2007

APPROVAL AND CERTIFICATE OF GEOPROMINING LTD.

DATED: August 22, 2007

The contents of the Offer and Circular have been approved and the sending, communication or delivery thereof to the Shareholders has been authorized, by the board of directors of the Offeror.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it is made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the Shares subject to the Offer.

On behalf of the Board of Directors

(signed) Sean Lee Hogan	(signed) Jason Hughes
Director	Director

The Depositary for the Offer is:

Equity Transfer & Trust Company

By Mail

Equity Transfer & Trust Company

200 University Avenue

Suite 400

Toronto, Ontario  M5H 4H1

By Registered Mail, by Hand or by Courier

Equity Transfer & Trust Company

200 University Avenue

Suite 400

Toronto, Ontario  M5H 4H1

By Facsimile Transmission

Facsimile Number: (416) 361-0470

Telephone: (416) 342-1091

E-Mail: investor@equitytransfer.com

Any questions and requests for assistance or additional copies of the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed by the Shareholders to the Depositary at any of the telephone numbers and addresses set out above. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.